STOCK PURCHASE AGREEMENT

                                  BY AND AMONG

                       WEST BEND MUTUAL INSURANCE COMPANY,

                        CLAIM MANAGEMENT SERVICES, INC.,

                                       AND

                  BLUE CROSS & BLUE SHIELD UNITED OF WISCONSIN

                           EFFECTIVE DECEMBER 31, 2002







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                                TABLE OF CONTENTS
                                -----------------

                                                                            Page
                                                                            ----
1.   PURCHASE AND SALE OF SHARES...............................................1
     1.1      Shares to be Purchased...........................................1
     1.2      Purchase Price...................................................1
     1.3      Payment of Purchase Price........................................2
     1.4      Earn-Out.........................................................2

2.   CLOSING...................................................................5
     2.1      Closing Date Balance Sheet.......................................5
     2.2      Documents to be Delivered by CMS and West Bend...................6
     2.3      Documents to be Delivered by BCBS................................7

3.   JOINT AND SEVERAL REPRESENTATIONS AND WARRANTIES OF CMS
     AND WEST BEND.............................................................7
     3.1      Corporate........................................................7
     3.2      Qualification....................................................8
     3.3      Subsidiaries.....................................................8
     3.4      Corporate Documents, etc.........................................8
     3.5      Capitalization of CMS............................................8
     3.6      West Bend........................................................9
     3.7      No Violation.....................................................9
     3.8      Financial Statements............................................10
     3.9      Tax Matters.....................................................10
     3.10     Accounts Receivable.............................................11
     3.11     Absence of Certain Changes......................................11
     3.12     Absence of Undisclosed Liabilities..............................12
     3.13     No Litigation...................................................13
     3.14     Compliance With Laws and Orders.................................13
     3.15     Licenses and Permits............................................13
     3.16     Environmental Matters...........................................13
     3.17     Medicare and Medicaid Laws......................................14
     3.18     Collection and Handling of Premium..............................15
     3.19     Certain Business Practices......................................15
     3.20     Title to and Condition of Properties............................15
     3.21     Assets Necessary to Business....................................16
     3.22     Insurance.......................................................17
     3.23     Contracts and Commitments.......................................17
     3.24     Other Material Contracts........................................18
     3.25     Customer Contracts..............................................19
     3.26     No Default......................................................19
     3.27     Affiliates' Relationships to CMS................................20
     3.28     Labor Matters...................................................20
     3.29     Employee Benefit Plans..........................................20
     3.30     Trade Rights....................................................24
     3.31     Proprietary Information of Third Parties........................24
     3.32     Major Customers.................................................25


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                            STOCK PURCHASE AGREEMENT

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     3.33     Bank Accounts...................................................25
     3.34     No Brokers or Finders...........................................25
     3.35     Disclosure......................................................25

4.   REPRESENTATIONS AND WARRANTIES OF BCBS...................................25
     4.1      Corporate.......................................................25
     4.2      Authority.......................................................26
     4.3      Validity........................................................26
     4.4      AMS Shares......................................................26
     4.5      No Brokers or Finders...........................................26
     4.6      Disclosure......................................................26

5.   TAX COVENANTS............................................................26
     5.1      Tax Periods Ending on or Before the Closing Date................26
     5.2      Tax Periods Beginning Before and Ending After the Closing Date..27
     5.3      Consolidated Returns for Periods Through the Closing Date.......27
     5.4      Cooperation on Tax Matters......................................27
     5.5      Tax Sharing Agreement...........................................28
     5.6      Taxes of Other Persons..........................................28
     5.7      Carrybacks......................................................28
     5.8      Retention of Carryovers.........................................29
     5.9      Section 338(h)(10) Election.....................................29

6.   COVENANTS OF WEST BEND AND CMS...........................................30
     6.1      Employment and Noncompetition Agreements........................30
     6.2      Noncompetition; Confidentiality.................................30
     6.3      Access to Information and Records...............................32
     6.4      Conduct of Business Pending the Closing.........................32
     6.5      Dana as an Additional Insured...................................33
     6.6      NHS Medical Management Agreement................................33
     6.7      West Bend Services Agreement....................................33
     6.8      General Releases................................................34
     6.9      Employment and Benefit Matters..................................34
     6.10     West Bend Property Options......................................35
     6.11     Access to Property..............................................35
     6.12     Insurance.......................................................35

7.   CONDITIONS PRECEDENT TO BCBS' OBLIGATIONS................................35
     7.1      Representations and Warranties True of the Closing Date.........35
     7.2      Compliance With Agreement.......................................36
     7.3      Absence of Litigation...........................................36
     7.4      Consents and Approvals..........................................36
     7.5      Employment Agreements...........................................36
     7.6      NHS Amendment...................................................36
     7.7      West Bend Services Agreement....................................36
     7.8      Bank Consent....................................................36

8.   CONDITIONS PRECEDENT TO WEST BEND'S and CMS' OBLIGATIONS.................36
     8.1      Representations and Warranties True on the Closing Date.........36

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     8.2      Compliance With Agreement.......................................36
     8.3      Absence of Litigation...........................................37

9.   INDEMNIFICATION..........................................................37
     9.1      By West Bend....................................................37
     9.2      By BCBS.........................................................37
     9.3      Indemnification of Third-Party Claims...........................37
     9.4      Payment.........................................................38
     9.5      Indemnification for Environmental Matters.......................38
     9.6      Limitations on Indemnification..................................39
     9.7      EXCLUSIVE REMEDY................................................40
     9.8      Minimizing Damages..............................................41

10.
     TERMINATION..............................................................41
     10.1 Right of Termination Without
           Breach.............................................................41
     10.2 Termination for
           Breach.............................................................41

11.  MISCELLANEOUS............................................................42
     11.1     Disclosure Schedule.............................................42
     11.2     Knowledge.......................................................42
     11.3     Further Assurance...............................................43
     11.4     Disclosures and Announcements...................................43
     11.5     Successors and Assigns; No Third Party Beneficiaries............43
     11.6     Law Governing Agreement.........................................43
     11.7     Severability....................................................43
     11.8     Amendment and Modification......................................43
     11.9     Notice..........................................................43
     11.10    Expenses........................................................45
     11.11    Entire Agreement................................................45
     11.12    Further Assurances..............................................45
     11.13    Counterparts and Facsimile Signatures...........................45
     11.14    Headings........................................................46
     11.15    Glossary of Terms...............................................46

Exhibit A.....................................................................51

Disclosure Schedule...........................................................52


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                            STOCK PURCHASE AGREEMENT


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                            STOCK PURCHASE AGREEMENT

          This Stock Purchase Agreement (this "Agreement"), is entered into effective December 31, 2002, by and among Blue Cross & Blue Shield United of Wisconsin, a stock insurance company organized and existing under chapter 611 of the Wisconsin Statutes ("BCBS"), West Bend Mutual Insurance Company, a mutual insurance company organized and existing under chapter 611 of the Wisconsin Statutes ("West Bend"), and Claim Management Services, Inc., a corporation organized and existing under the laws of the State of Wisconsin ("CMS").

                                    RECITALS

          WHEREAS, CMS is engaged in the business of providing third party administrative services, access to medical and pharmacy benefit management, healthcare provider network access, consulting, software and other services to self-insured benefit plans that are necessary for the start up, implementation and administration of such plans (such business, as conducted by CMS on the day immediately prior to the Closing (as defined in Section 2), being referred to herein as the "CMS Business");

          WHEREAS, West Bend owns all of the issued and outstanding shares of capital stock of CMS;

          WHEREAS, BCBS desires to purchase the Shares (as defined in Section 3.5) from West Bend and West Bend desires to sell the Shares to BCBS, upon the terms and conditions herein set forth;

          NOW THEREFORE, in consideration of the foregoing and the payments and respective representations, warranties, covenants, agreements and conditions hereinafter set forth, and intending to be legally bound hereby, the parties hereto agree as follows:

1.   PURCHASE AND SALE OF SHARES

     1.1 Shares to be Purchased. On the Closing Date (as defined in Section 2), West Bend shall sell, assign, transfer and convey to BCBS all of its right, title and interest in all of the Shares, free and clear of all liens, encumbrances, charges and assessments of every nature and subject to no restrictions with respect to transferability (other than applicable securities
Laws), by delivering to BCBS original certificates evidencing the Shares duly endorsed in blank by West Bend or accompanied by duly executed stock powers in blank.

     1.2 Purchase Price. The price at which West Bend will sell and BCBS will purchase the Shares (the "Purchase Price") shall be the following:

          (a) Cash. The sum of $17,000,000.00 as adjusted as provided in Section 2.1(a) of this Agreement ("Cash"); plus

          (b) AMS Shares. That number of shares of American Medical Security Group, Inc. common stock rounded to the next whole number (the "AMS Shares")


                            STOCK PURCHASE AGREEMENT


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that is equal to a fraction, the numerator of which shall be $2,000,000.00 and the denominator of which shall be the Average Price; provided, however, that if the Average Price is

               (i) below $11.00 per share, then the number AMS Shares shall equal 181,818; or

               (ii) above $17.00 per share, then the number of AMS Shares shall equal 117,647.

For purposes of this Section, the term "Average Price" shall mean the average closing price of a share of American Medical Security Group, Inc. common stock as reported by the New York Stock Exchange for the ten consecutive trading days immediately preceding the first business day prior to the Closing Date.

          (c) Earn-Out. The total Earn-Out Amount, if any, for calendar years 2003, 2004 and 2005, which shall not exceed an aggregate of $3,000,000.00, as provided in Section 1.4 of this Agreement.

     1.3 Payment of Purchase Price. The Purchase Price shall be paid as follows:

          (a) BCBS shall pay the Cash to West Bend on the Closing Date by wire transfer of immediately available funds to an account designated by West Bend.

          (b) BCBS shall sell, assign, transfer and convey to West Bend on the Closing Date all of BCBS' right, title and interest in the AMS Shares, free and clear of all liens, encumbrances, charges and assessments of every nature, by electronic transfer from the appropriate BCBS custodial account to a West Bend custodial account identified by West Bend for this purpose.

          (c) BCBS shall pay the Earn-Out Amount, if any, to West Bend at the time, and in the manner, set forth in Section 1.4 of this Agreement.

     1.4 Earn-Out. For each of calendar years 2003, 2004 and 2005, West Bend shall be eligible to receive the Earn-Out Amount, up to an aggregate maximum of $3,000,000.00, as provided below:

          (a) Calculation. The "Earn-Out Amount" for each calendar year (the "Calculation Year") shall equal Fifty Percent (50%) of the amount by which the "Adjusted Net Income Before Tax" (which shall be the pre-tax net income of CMS for such year, as reflected on the financial statements for such year prepared by CMS in accordance with generally accepted accounting principles and consistent with past practices (the "Unadjusted Net Income Before Tax") and adjusted as set forth below) exceeds the ROI Earnings (as defined below); provided, however, that the Earn-Out Amount that West Bend shall be eligible to receive for any Calculation Year shall be capped as provided below. For purposes of this Agreement, the "ROI Earnings" shall equal 15% of the following (i) an amount equal to the Cash, as adjusted pursuant to Section 2.1, plus (ii) the Value of the AMS Shares (as defined below), plus (iii) for purposes of the 2004 Calculation Year only, the net income after taxes of CMS for 2003, as reflected on the financial statements for such year prepared by CMS in accordance with generally accepted

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                            STOCK PURCHASE AGREEMENT

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accounting principles and consistent with past practices,
plus (iv) for purposes of the 2005 Calculation Year only, the net income after taxes of CMS for 2003 and 2004, as reflected on the financial statements for such years prepared by CMS in accordance with generally accepted accounting principles and consistent with past practices, plus (v) the total of all Earn-Out Amounts paid to West Bend for all years prior to the Calculation Year, plus (vi) the Capital Contributions (as defined below), minus (v) the Dividends (as defined below).

          (b) Earn-Out Definitions. For purposes of this Agreement, the terms set forth below shall have the following meanings:

               (i) The "Value of the AMS Shares" shall equal $2,000,000.00; provided, however, that if the Average Price (as defined in Section 1.2(b)) is

                    (1) Below $11.00 per share, then the "Value of the AMS Shares" shall equal the Average Price multiplied by 181,818; and

                    (2) Above $17.00 per share, then the "Value of the AMS Shares" shall equal the Average Price multiplied by 117,647.

               (ii) The "Capital Contributions" shall equal the total of all capital contributions made by BCBS to CMS prior to the Calculation Year, plus each capital contribution made by BCBS to CMS during the Calculation Year multiplied by a fraction, the numerator of which shall be the number of days during the period beginning with the date on which such capital contribution is made through December 31st of the Calculation Year and the denominator of which shall be 365. Notwithstanding the foregoing, "Capital Contributions" shall not include any (a) contribution to CMS in excess of that necessary, in BCBS' reasonable discretion, for the operation of CMS' business or (b) contribution of an entity with a historic return on investment (i.e., for the three years prior to the contribution) of less than 15% per year.

               (iii) The "Dividends" shall equal the total of all dividends made by CMS to BCBS prior to the Calculation Year, plus each dividend made by CMS to BCBS during the Calculation Year multiplied by a fraction, the numerator of which shall be the number of days during the period beginning with the date on which such dividend is made through December 31st of the Calculation Year and the denominator of which shall be 365.

          (c) Adjustments. The Unadjusted Net Income Before Tax for each Calculation Year shall be adjusted as follows:

               (i) The income from any business transferred to CMS from BCBS or its affiliates shall be reflected in the Adjusted Net Income Before Tax; provided, however, that the expenses associated with transferring any such business to CMS, including information technology expenses, shall be reflected as a reduction in the Adjusted Net Income Before Tax (regardless of whether such expenses are reflected on CMS' financial statements);

               (ii) Any gain realized by CMS from the sale of the West Bend Property shall not be reflected in the Adjusted Net Income Before Tax; and

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                            STOCK PURCHASE AGREEMENT

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               (iii) All overhead and other costs and expenses (including
Licensing, legal and information technology costs and expenses, and costs and expenses associated with compliance with Blue Cross Association license rules) incurred by BCBS or any of its affiliates that are allocated to CMS and its business operations by BCBS, in its sole discretion, shall be included as a reduction in the Adjusted Net Income Before Tax; provided, however, that general overhead of BCBS and costs to BCBS to carry CMS, including interest, shall not be included as a reduction, and no purchase accounting push down or similar adjustments shall be reflected, in the Adjusted Net Income Before Tax. BCBS hereby covenants that during the period from 2003 through 2005, any services provided by BCBS to CMS, or by CMS to BCBS, will be charged to the recipient at the provider's cost; provided, however, that any services for a third party which are provided by CMS to BCBS (as opposed to being provided by CMS directly to such third party) shall, for purposes of determining Adjusted Net Income Before Tax, be treated as though charged at CMS' most favored market rates.

          (d) Cap. The Earn-Out Amount that West Bend shall be eligible to receive for 2003 shall be capped at $1,000,000.00. The Earn-Out Amount that West Bend shall be eligible to receive for each of 2004 and 2005 shall be capped at an amount equal to (i) $1,000,000.00 plus (ii) Fifty Percent (50%) of the amount by which $1,000,000.00 exceeds the 2003 Earn-Out Amount. As an example of the foregoing provisions of this Section 1.4 regarding the Earn-Out Amount that West Bend shall be eligible to receive for each of 2004 and 2005, if the Earn-Out Amount that West Bend receives in 2003 is $200,000.00, then the maximum Earn-Out Amount that West Bend will be eligible to receive for each of 2004 and 2005 will be $1,400,000.00 (i.e., $1,000,000.00 plus 50% of $800,000.00).

          (e) Payment. Subject to Section 1.4(f) of this Agreement, within 60 days after CMS' financial statements have been audited for each of 2003, 2004 and 2005, BCBS shall immediately transfer to West Bend the Earn-Out Amount for such year by wire transfer of immediately available funds to an account designated by West Bend.

          (f) Resolution of Earn-Out Amount. Notwithstanding anything to the contrary in Section 1.4(e) of this Agreement, if West Bend and BCBS are unable to agree, each in its sole discretion, on the Earn-Out Amount for any Calculation Year within sixty (60) days after CMS' financial statements for such Calculation Year have been audited, West Bend and BCBS shall attempt in good faith to resolve their differences within an additional fifteen (15) days. If West Bend and BCBS are still unable to agree on the Earn-Out Amount after the expiration of such fifteen (15) day period, then Ernst and Young, LLP, or such other reputable accounting firm as may be agreed by West Bend and BCBS, shall determine such Earn-Out Amount in accordance with this Agreement, including
Section 1.4, and generally accepted accounting principles and consistent with past practices (including those practices used by West Bend and BCBS in determining prior years' Earn-Out Amounts, if any). The Earn-Out Amount so determined shall be conclusive and binding on West Bend and BCBS. As soon as reasonably possible after such determination, BCBS shall transfer the Earn-Out Amount so determined to West Bend by wire transfer of immediately available funds to an account designated by West Bend.

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                            STOCK PURCHASE AGREEMENT

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2.   CLOSING

          The closing of this transaction (the "Closing") shall take place at the offices of Foley & Lardner, 777 East Wisconsin Avenue, Milwaukee, WI, at 10:00 A.M., CST, on December 31, 2002, or at such other time and place as the parties hereto shall agree upon. Such date is referred to in this Agreement as the "Closing Date".

     2.1 Closing Date Balance Sheet.

          (a) Estimated Closing Date Balance Sheet. Prior to Closing, West Bend and BCBS shall prepare and agree upon an unaudited balance sheet of CMS as of the Closing Date (the "Estimated Closing Date Balance Sheet") that shall be prepared in accordance with generally accepted accounting principles and consistent with past practices and shall (i) include reserves for accrued employee paid time off and for estimates of amounts that will be due CMS employees under the Executive Incentive Compensation Plan in 2003 with respect to 2002 (the "PTO and Incentive Reserves"), (ii) reflect all dividends and other amounts paid or distributed, or to be paid or distributed, by CMS to West Bend, in respect of CMS' capital stock or otherwise, prior to Closing and (iii) reflect a total stockholder equity (i.e. net worth) of approximately $6,200,000.00 (the "Minimum Net Worth"). In the event that the total stockholder equity reflected on the Estimated Closing Date Balance Sheet ("Estimated Net Worth") differs from the Minimum Net Worth, then the amount of Cash due and payable at Closing shall increase by the amount, if positive, that the Estimated Net Worth exceeds the Minimum Net Worth. If the Estimated Net Worth is less than the Minimum Net Worth, then the amount of Cash due and payable at Closing shall decrease by the amount of such difference.

          (b) Final Closing Date Balance Sheet. Within sixty (60) days after the Closing, West Bend shall at its own cost and expense obtain an audited balance sheet of CMS as of the Closing Date, which shall (i) be prepared in accordance with generally accepted accounting principles and consistent with past practices (including those practices used in preparing the Estimated Closing Date Balance Sheet, but excluding any reserves for the Known Litigation Claims), (ii) take into account financial data relating to CMS' business operations prior to Closing that necessitates changes to estimates reflected on the Estimated Closing Date Balance Sheet, including the PTO and Incentive Reserves, (iii) reflect the actual amounts paid CMS' employees under the Executive Incentive Compensation Plan and (iv) be subject to the approval of West Bend and BCBS, each in its sole discretion (the "Final Closing Date Balance Sheet").

          (c) Resolution of Final Closing Date Balance Sheet. If West Bend and BCBS are unable to agree, each in its sole discretion, on the Final Closing Date Balance Sheet within sixty (60) days after the Closing, they shall attempt in good faith to resolve their differences within an additional fifteen (15) days. If West Bend and BCBS are still unable to agree on the Final Closing Date Balance Sheet after the expiration of such fifteen (15) day period, then Ernst and Young, LLP, or such other reputable accounting firm as may be agreed by West Bend and BCBS, shall prepare the Final Closing Date Balance Sheet in accordance with generally accepted accounting principles and consistent with past practices (including those practices used in preparing the Estimated Closing Date Balance Sheet). The Final Closing Date Balance Sheet so prepared shall be conclusive and binding on West Bend and BCBS.

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          (d) Net Worth Reconciliation. Notwithstanding anything to the contrary in this Agreement, including the provisions of Section 1 of this Agreement relating to the amount of the Purchase Price, in the event that the total stockholder equity (i.e. net worth) reflected on the Final Closing Date Balance Sheet (the "Final Net Worth") exceeds the Estimated Net Worth, BCBS shall immediately transfer to West Bend the amount by which the Final Net Worth exceeds the Estimated Net Worth by wire transfer of immediately available funds to an account designated by West Bend. In the event that the Final Net Worth is less than the Estimated Net Worth, West Bend shall immediately transfer to BCBS the amount by which the Estimated Net Worth exceeds the Final Net Worth by wire transfer of immediately available funds to an account designated by BCBS.

     2.2 Documents to be Delivered by CMS and West Bend. At the Closing, CMS and West Bend shall deliver to BCBS the following documents, in each case duly executed or otherwise in proper form:

          (a) Stock Certificates. The certificates for the Shares in the form and manner required under Section 1.1 hereof.

          (b) Compliance Certificate. A certificate signed by an authorized executive officer of West Bend, and a certificate signed by an authorized executive officer of CMS, that each of the representations and warranties made by West Bend or CMS in this Agreement, as applicable, is true and correct in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made or given on and as of the Closing Date (except for any changes permitted by the terms of this Agreement or consented to in writing by BCBS).

          (c) Articles and Bylaws. A copy of the Bylaws of CMS certified by the secretary of CMS, and a copy of the Articles of Incorporation of CMS certified by the Wisconsin Department of Financial Institutions.

          (d) Certified Resolutions. Certified copies of the resolutions of the Board of Directors of CMS and West Bend authorizing and approving this Agreement and the consummation of the transactions contemplated by this Agreement.

          (e) Incumbency Certificate. Incumbency certificates relating to each person executing any document on behalf of CMS or West Bend and delivered to BCBS pursuant to the terms hereof.

          (f) Employment Agreements. The Employment Agreements.

          (g) NHS Amendment. The NHS Amendment.

          (h) West Bend Services Agreement. The West Bend Services Agreement.

          (i) Retirement Plan Termination. The Retirement Plan Termination.

          (j) General Releases. The General Releases.

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          (k) Resignations. The resignations of all of the officers and directors of CMS, effective as of the Closing Date and in form satisfactory to BCBS.

          (l) Other Documents. All other documents, instruments or writings required to be delivered to BCBS at or prior to the Closing pursuant to this Agreement and such other documents as BCBS may reasonably request.

     2.3 Documents to be Delivered by BCBS. At the Closing, BCBS shall deliver to West Bend the following items, in each case duly executed or otherwise in proper form:

          (a) Purchase Price. The Cash and the AMS Shares in the form and manner required under Sections 1.3(a) and 1.3(b) hereof, respectively.

          (b) Compliance Certificate. A certificate signed by an authorized executive officer of BCBS that the representations and warranties made by BCBS in this Agreement are true and correct in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made or given on and as of the Closing Date (except for any changes permitted by the terms of this Agreement or consented to in writing by West
Bend).

          (c) Certified Resolutions. A certified copy of the resolutions of the Board of Directors of BCBS authorizing and approving this Agreement and the consummation of the transactions contemplated by this Agreement.

          (d) Incumbency Certificate. Incumbency certificates relating to each person executing any document on behalf of BCBS and delivered to CMS or West Bend pursuant to the terms hereof.

          (e) Other Documents. All other documents, instruments or writings required to be delivered to West Bend at or prior to the Closing pursuant to this Agreement and such other documents as West Bend may reasonably request.

3.   JOINT AND SEVERAL REPRESENTATIONS AND WARRANTIES OF CMS AND WEST BEND

          CMS and West Bend, jointly and severally, make the following representations and warranties to BCBS, each of which is true and correct on the date hereof, shall be unaffected by any investigation heretofore or hereafter made by BCBS or any knowledge of BCBS (other than as specifically disclosed in the Disclosure Schedule delivered to BCBS at the time of the execution of this Agreement), and shall survive the Closing for the applicable time period specified herein.

     3.1 Corporate.

          (a) Organization. CMS is a corporation validly existing under the laws of the State of Wisconsin.

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                            STOCK PURCHASE AGREEMENT

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          (b) Corporate Power. CMS has all requisite corporate power to (i)
enter into, execute and deliver this Agreement and the other agreements, instruments and documents contemplated hereby which are to be executed by CMS (such other agreements, instruments and documents referred to herein as the "CMS Ancillary Instruments"), (ii) carry out the transactions contemplated hereby and thereby and (iii) own, operate and lease its properties and carry on its business as and where such is now being conducted.

          (c) Authority. The execution and delivery of this Agreement and the CMS Ancillary Instruments, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by the board of directors of CMS, and no other or further corporate act on the part of CMS is necessary therefor.

          (d) Validity. This Agreement has been duly and validly executed and delivered by CMS and is, and when executed and delivered each CMS Ancillary Instrument will be, the legal, valid and binding obligation of CMS, enforceable against CMS in accordance with its terms, except as such may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors' rights generally, and by general equitable principles.

     3.2 Qualification. CMS is duly licensed or qualified to do business as a foreign corporation, and is in good standing as a foreign corporation, in each jurisdiction wherein the character of the properties owned or leased by it, or the nature of its business, makes such licensing or qualification necessary, except where the failure to so qualify would not result in a material adverse effect on CMS or its business, as presently conducted. The states in which CMS is licensed or qualified to do business as a foreign corporation are listed in
Schedule 3.2.

     3.3 Subsidiaries. CMS does not own any interest in any corporation, partnership or other entity, except through ownership of less than 5% of the outstanding shares of any entity whose securities are listed on a national securities exchange or traded in the national over-the-counter market.

     3.4 Corporate Documents, etc. The copies of the Articles of Incorporation and Bylaws of CMS, including any amendments thereto, which have been delivered by West Bend to BCBS are true, correct and complete copies of such instruments as presently in effect. The corporate minute book and stock records of CMS which have been furnished to BCBS for inspection are true, correct and complete and accurately reflect all material corporate action taken by CMS. The current directors and officers of CMS are listed in Schedule 3.4.

     3.5 Capitalization of CMS. The authorized capital stock of CMS consists entirely of 2800 shares of common stock, no par value. No shares of such capital stock are issued or outstanding except for 400 shares of common stock of CMS (the "Shares"), all of which are owned of record and beneficially by West Bend. The Shares are validly issued, fully paid and nonassessable except to the extent provided by Section 180.0622(2)(b) of the Wisconsin Business Corporation Law. There are no (a) securities convertible into or exchangeable for any of CMS' capital stock or other securities, (b) options, warrants or other rights to purchase or subscribe to capital stock or other securities of CMS or securities which are convertible into or exchangeable for capital stock or other securities of CMS, or (c) contracts, commitments, agreements, understandings or arrangements of any kind relating to the issuance, sale or transfer

                            STOCK PURCHASE AGREEMENT
of any capital stock or other equity securities of CMS, any such convertible or exchangeable securities or any such options, warrants or other rights. West Bend has, and at the Closing BCBS will receive, good and marketable title to the Shares, free and clear of all Liens (as defined in Section 3.20) including voting trusts or agreements and proxies.

     3.6 West Bend.

          (a) Organization. West Bend is a mutual insurance company duly organized and validly existing under the laws of the State of Wisconsin.

          (b) Power. West Bend has all requisite corporate power to enter into, execute and deliver this Agreement and the other agreements, instruments and documents contemplated hereby which are to be executed by West Bend (the "WB Ancillary Instruments"), and to carry out the transactions contemplated hereby and thereby.

          (c) Authority. The execution and delivery of this Agreement and the WB Ancillary Instruments, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by the board of directors of West Bend, and no other or further corporate act on the part of West Bend is necessary therefor.

          (d) Validity. This Agreement has been duly and validly executed and delivered by West Bend and is, and when executed and delivered each WB Ancillary Instrument will be, the legal, valid and binding obligation of West Bend, enforceable against West Bend in accordance with its terms, except as such may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors' rights generally, and by general equitable principles.

     3.7 No Violation. Except as set forth on Schedule 3.7, neither the execution and delivery of this Agreement, the CMS Ancillary Instruments and the WB Ancillary Instruments nor the consummation by CMS and West Bend of the transactions contemplated hereby and thereby (a) will violate any applicable statute, law, ordinance, rule or regulation (collectively, "Laws") or any applicable order, writ, injunction, judgment, plan or decree (collectively, "Orders") of any court, arbitrator, department (including insurance and managed care or health departments), commission, board, bureau, agency, authority, instrumentality or other body, whether federal, state, municipal, foreign or other (collectively, "Government Entities"), (b) will require any authorization, consent, approval, exemption or other action by or notice to any Government Entity (including under any "plant-closing" or similar law), or (c) will violate or conflict with, or constitute a breach or default (or an event which, with notice or lapse of time, or both, would constitute a breach or default) under, or will result in the termination of, or accelerate the performance required by, or result in the creation of any Lien upon any of the assets of CMS or the Shares under, any term or provision of the Articles of Incorporation or Bylaws of CMS or of any contract, commitment, understanding, arrangement, agreement or restriction of any kind or character to which CMS or West Bend is a party or by which CMS or West Bend or any of its or their assets or properties may be bound or affected, subject to obtaining the consents referred to in Schedule 3.7 (the "Consents") and except with respect to those violations, conflicts, breaches, defaults, terminations or accelerations of performance

                            STOCK PURCHASE AGREEMENT
which would not, individually or in the aggregate, result in a material adverse effect on CMS or its business (as presently conducted).

     3.8 Financial Statements. The financial statements of CMS and Consulting Management Associates, Inc. (and its predecessor companies), an affiliate of CMS that was merged with and into CMS, effective December 31, 2001 ("CMA"), which have been delivered to BCBS and consist of (a) balance sheets of CMS and CMA as of December 31, 1999, 2000 and 2001, and the related statements of income and cash flows for the years then ended (including the notes contained therein or annexed thereto), which financial statements have been reported on, and are accompanied by, the signed, unqualified opinions of Schenck & Associates SC, independent auditors for CMS and CMA for such years, and (b) an unaudited balance sheet of CMS as of November 30, 2002 (the "Recent Balance Sheet") and the related unaudited statements of income for the 11 months then ended and for the corresponding period of the prior year (reported on a combined basis for CMS and CMA) (including the notes and Schedules contained therein or annexed thereto), are true, complete and accurate in all material respects, have been prepared in accordance with generally accepted accounting principles (except, in the case of unaudited statements, for the absence of footnote disclosure and normal recurring year-end adjustments and the absence of statements of cash flows and retained earnings) applied on a consistent basis, have been prepared in accordance with the books and records of CMS and CMA, and fairly present, in all material respects, in accordance with generally accepted accounting principles, except as expressly provided above, the assets, liabilities and financial position, the results of operations and cash flows of CMS and CMA, respectively, as of the dates and for the years and periods indicated.

     3.9 Tax Matters.

          (a) Provision For Taxes. The liability made for taxes on the Final Closing Date Balance Sheet will be sufficient for the payment of all federal, state, foreign, county, local and other income, ad valorem, excise, profits, franchise, occupation, property, employment, payroll, unemployment, sales, use, gross receipts, single business, license, severance, stamp, premium, environmental, gains, withholding, workers' compensation, value added, estimated and other taxes (and any interest and penalties) and assessments, whether or not disputed, ("Taxes") at the Closing Date and for all years and periods prior thereto. Since the date of the Recent Balance Sheet, CMS has not incurred any taxes other than taxes incurred in the ordinary course of business consistent in type and amount with past practices of CMS.

          (b) Tax Returns Filed. All federal, state, foreign, county, local and other tax returns required to be filed by or on behalf of CMS and CMA ("Tax Returns") have been timely filed and when filed were true and correct in all material respects, and the taxes shown as due thereon were paid or adequately accrued. Each of CMS and CMA has duly withheld and paid all Taxes required to be withheld and paid by it in connection with amounts paid or owing to any employee, independent contractor, creditor or other third party.

          (c) Tax Audits. The Tax Returns of CMS and CMA have been audited by the Internal Revenue Service and appropriate state taxing authorities for the periods and to the extent set forth in Schedule 3.9(c), and neither CMS nor West Bend has received from the Internal Revenue Service or from the tax authorities of any state, county, local or other jurisdiction any

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


notice of underpayment of taxes or other deficiency which has not been paid nor any objection to any return or report filed by CMS or CMA. Except set forth on
Schedule 3.9(c), there are no outstanding agreements or waivers extending the statutory period of limitations applicable to any tax return or report.

          (d) Consolidated Group. Schedule 3.9(d) lists every year CMS was a member of an affiliated group of corporations that filed a consolidated tax return on which the statute of limitations does not bar a federal tax assessment, and each corporation that has been part of such group. No affiliated group of corporations of which CMS has been a member has discontinued filing consolidated returns during the past five years.

          (e) Other. Except as set forth in Schedule 3.9(e), neither CMS nor CMA has (i) filed any consent or agreement under Section 341(f) of the Internal Revenue Code of 1986, as amended (the "Code"), (ii) applied for any tax ruling,
(iii) entered into a closing agreement with any taxing authority, (iv) filed an election under Section 338(g) or Section 338(h)(10) of the Code (nor has a deemed election under Section 338(e) of the Code occurred), (v) made any payments, or been a party to an agreement (including this Agreement) that under any circumstances could obligate it to make payments that will not be deductible because of Section 280G of the Code, or (vi) been a party to any tax allocation or tax sharing agreement. CMS is not a "United States real property holding company" within the meaning of Section 897 of the Code. Within the three-year period ending on the Closing Date, CMS has not been a "Distributing Corporation" (within the meaning of Section 355(c)(2) of the Code) with respect to a transaction described in Section 355 of the Code.

     3.10 Accounts Receivable. All accounts receivable of CMS reflected on the Recent Balance Sheet, and as incurred in the normal course of business since the date thereof, represent arm's length sales actually made in the ordinary course of business; are collectible (net of the reserve shown on the Recent Balance Sheet for doubtful accounts) in the ordinary course of business without the necessity of commencing legal proceedings; and, to the Knowledge of West Bend and CMS, are not in dispute nor has any counterclaim or setoff with respect to such accounts receivable been asserted. Schedule 3.10 contains an aged schedule of accounts receivable included in the Recent Balance Sheet. All accounts receivable of CMS reflected on the Final Closing Date Balance Sheet will represent arm's length sales actually made in the ordinary course of business and will be collected (net of the reserve shown on the Final Closing Date Balance Sheet for doubtful accounts) in the ordinary course of business without the necessity of commencing legal proceedings and, to the Knowledge of West Bend and CMS, will be subject to no counterclaim or set off.

     3.11 Absence of Certain Changes. Except as and to the extent set forth in
Schedule 3.11, since the date of the Recent Balance Sheet there has not been:

          (a) No Adverse Change. Any material adverse change in the financial condition, assets, liabilities, business or operations of CMS;

          (b) No Damage. Any material loss, damage or destruction, whether covered by insurance or not, to CMS' business or properties;

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                            STOCK PURCHASE AGREEMENT

          (c) No Increase in Compensation. Any increase in the compensation, salaries or wages payable or to become payable to any employee or agent of CMS (including any increase or change pursuant to any bonus, incentive, pension, profit sharing, retirement, deferred compensation, phantom stock or other plan or commitment), or any bonus or other employee benefit granted, made or accrued;

          (d) No Dividends. Any declaration, setting aside, or payment of any dividend or any other distribution in respect of CMS' capital stock; any redemption, purchase or other acquisition by CMS of any capital stock of CMS, or any security relating thereto; or any other payment to any shareholder of CMS;

          (e) No Disposition of Property. Any sale, lease or other transfer or disposition of any properties or assets of CMS;

          (f) No Indebtedness. Any indebtedness for borrowed money incurred, assumed or guaranteed by CMS;

          (g) No Liens. Any mortgage, pledge, lien or encumbrance made on any of the properties or assets of CMS;

          (h) Loans and Advances. Any loan or advance (other than advances to employees in the ordinary course of business for travel and entertainment in accordance with past practice) to any person including any Affiliate (for purposes of this Agreement, the term "Affiliate" shall mean and include West Bend and its subsidiaries and other affiliated companies (other than CMS) and the directors and officers of West Bend and its subsidiaries and other affiliated companies (including CMS); the spouse of any such person; any person who would be the heir or descendant of any such person if he or she were not living; and any entity in which any of the foregoing has a direct or indirect interest, except through ownership of less than 5% of the outstanding shares of any entity whose securities are listed on a national securities exchange or traded in the national over-the-counter market);

          (i) Credit. Any grant of credit to any customer or agent or other producer on terms or in amounts more favorable than those which have been extended to such customer or distributor in the past, any other change in the terms of any credit heretofore extended, or any other change of CMS' policies or practices with respect to the granting of credit; or

          (j) No Unusual Events. Any other event or condition not in the ordinary course of business of CMS (other than the transactions contemplated by this Agreement).

     3.12 Absence of Undisclosed Liabilities. Except as and to the extent specifically disclosed in the Recent Balance Sheet, or in Schedule 3.12, CMS does not have any liabilities, commitments or obligations (secured or unsecured, and whether accrued, absolute, contingent, direct, indirect or otherwise), other than commercial liabilities and obligations incurred since the date of the Recent Balance Sheet in the ordinary course of business and consistent with past practice and none of which has or will have, individually or in the aggregate, a material adverse effect on the business, financial condition or results of operations of CMS. Except as and to the extent described in the Recent Balance Sheet or in Schedule 3.12, to the Knowledge of West Bend and CMS there is no basis for the assertion against CMS of any liability and there are no

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                            STOCK PURCHASE AGREEMENT
circumstances, conditions, events or arrangements, contractual or otherwise, which can reasonably be expected to give rise to liabilities, except commercial liabilities and obligations incurred in the ordinary course of CMS' business and consistent with past practice.

     3.13 No Litigation. Except as set forth in Schedule 3.13, and except for CMS' involvement in subrogation claims brought in the ordinary course of business, there is no action, suit, arbitration, proceeding, investigation or inquiry, whether civil, criminal or administrative ("Litigation") pending or, to the Knowledge of West Bend and CMS, threatened against CMS, any or all of its directors (in such capacity), its business or any of its assets. Schedule 3.13 also identifies all Litigation to which CMS or any of its directors (in such capacity) have been parties during the past 5 years. Except as set forth in
Schedule 3.13, neither CMS nor its business or assets is subject to any Order of any Government Entity.

     3.14 Compliance With Laws and Orders. Except as set forth in Schedule 3.14, CMS (including each and all of its operations, practices, properties and assets) is in compliance with all applicable Laws and Orders, including those applicable to insurance (including Laws and Orders relating to operational and sales activities), discrimination in employment, civil rights, occupational safety and health, trade practices, competition and pricing, product warranties, zoning, building and sanitation, employment, retirement and labor relations, product advertising, ERISA, the Medicare and Medicaid Laws and the Environmental Laws (each as hereinafter defined) and the Wisconsin Fair Employment Act. Except as set forth in Schedule 3.14, CMS has not received notice of any violation or alleged violation of, and is not subject to any Claim (as defined in Section 9.1 of this Agreement) for a past or continuing violation of, any Laws or Orders. All forms, reports and returns required to be filed by CMS with any Government Entity have been filed, and were materially accurate and complete when filed. There is no condition existing at any of the real property, buildings or other structures owned or otherwise utilized by CMS that in any manner constitutes a nuisance or other tortious interference with the rights of any person or persons in such a manner as to give rise to or constitute the grounds for a suit, action, claim or demand by any such person or persons seeking compensation or damages or seeking to restrain, enjoin or otherwise prohibit any aspect of the conduct of CMS' business or the manner in which it is now conducted.

     3.15 Licenses and Permits. CMS has all licenses, permits, approvals, authorizations, registrations and consents (the "Licenses") of all Government Entities and all certification organizations required by Law or contract for the conduct of CMS' business (as presently conducted) and operation of the real property, buildings and other structures owned or otherwise utilized by CMS, including agent, broker, producer, administrator, utilization management and/or review, and managed care related Licenses. All such Licenses are described in
Schedule 3.15, are in full force and effect and, except as set forth in Schedule 3.15, will not be affected or made subject to loss, limitation or any obligation to reapply as a result of the transactions contemplated hereby. Except as set forth in Schedule 3.15, CMS (including its operations, properties and assets) is and has been in compliance with all such Licenses.

     3.16 Environmental Matters. The applicable Laws and common law relating to pollution or protection of the environment, including Laws relating to emissions, discharges, generation, storage, releases or threatened releases of pollutants, contaminants, chemicals or industrial, toxic, hazardous or petroleum or petroleum-based substances or wastes ("Waste") into

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

the environment (including ambient air, surface water, ground water, land surface or subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Waste including the Clean Water Act, the Clean Air Act, the Resource Conservation and Recovery Act, the Toxic Substances Control Act and the Comprehensive Environmental Response Compensation Liability Act ("CERCLA"), as amended, and their state and local counterparts are herein collectively referred to as the "Environmental Laws." Without limiting the generality of the foregoing provisions of this Section 3.16, CMS is in full compliance with all applicable limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in the Environmental Laws or contained in any regulations, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder. Except as set forth in Schedule 3.16, there is no Litigation nor any demand, claim, hearing or notice of violation pending or, to the Knowledge of West Bend and CMS, threatened against CMS relating in any way to the Environmental Laws or any Order issued, entered, promulgated or approved thereunder. Except as set forth in Schedule 3.16, there are no past or present (or, to the Knowledge of West Bend and CMS, future) events, conditions, circumstances, activities, practices, incidents, actions, omissions or plans which can reasonably be expected to interfere with or prevent compliance or continued compliance with the Environmental Laws or with any Order issued, entered, promulgated or approved thereunder, or which can reasonably be expected to give rise to any liability, including liability under CERCLA or similar state or local Laws, or otherwise form the basis of any Litigation, hearing, notice of violation, study or investigation, based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling, or the emission, discharge, release or, to the Knowledge of West Bend and CMS, threatened discharge or release into the environment, of any Waste.

     3.17 Medicare and Medicaid Laws. CMS, and West Bend when engaged in activities relating to CMS, have each complied in all respects with the federal Medicare and Medicaid statutes (including 31 U.S.C. ss.ss.3729-3733 (the False Claims Act) and 42 U.S.C. ss. 1320a-7b (the Anti-Kickback Law)) and related Laws (collectively, the "Medicare and Medicaid Laws"), except where the failure to do so would not have a material adverse effect on CMS or BCBS and its affiliates, and have no Knowledge of any violation of the Medicare and Medicaid Laws by CMS or any officer, director or employee of CMS. Neither CMS, nor West Bend when engaged in activities relating to CMS, and none of their respective officers, directors and employees, and, to the Knowledge of West Bend and CMS, any persons who provide services to CMS, have engaged in any activities which are prohibited under the Medicare and Medicaid Laws, or which are prohibited by rules of professional conduct, including the following: (a) knowingly and willfully making or causing to be made a false statement or representation of a material fact in any application for any benefit or payment; (b) knowingly and willfully making or causing to be made any false statement or representation of a material fact for use in determining rights to any benefit or payment; (c) failing to disclose knowledge by a claimant of the occurrence of any event affecting the initial or continued right to any benefit or payment on its own behalf or on behalf of another, with intent to fraudulently secure such benefit or payment;
(d) knowingly and willfully soliciting or receiving any remuneration (including any kickback, bribe, or rebate), directly or indirectly, overtly or covertly, in cash or in kind or offering to pay such remuneration in return for (i) referring an individual to a person for the furnishing or arranging for the furnishing of any item or service for which payment may be made in whole or in part by Medicare or Medicaid, or (ii) purchasing, leasing, or ordering or arranging for or recommending

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                            STOCK PURCHASE AGREEMENT
purchasing, leasing, or ordering any good, facility, service, or item for which payment may be made in whole or in part by Medicare or Medicaid.

     3.18 Collection and Handling of Premium. All amounts collected or held by CMS that are required to be paid by CMS to insurance carriers have been timely paid to the appropriate carrier and are not past due. All amounts collected and held by CMS that are payable to insurance carriers pursuant to any oral or written agreement, or other understanding or arrangement, have been collected and held by CMS in accordance with the terms of such agreement, if any, and otherwise in accordance with all applicable Laws.

     3.19 Certain Business Practices. CMS has not (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity, (b) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, (c) made any other payment prohibited by applicable law or (d) authorized or directed any of its directors, officers, agents or employees to do any of the foregoing.

     3.20 Title to and Condition of Properties.

          (a) Marketable Title. CMS has good and marketable title to all of CMS' assets and properties, including all such assets and properties (tangible and intangible) reflected in the Recent Balance Sheet, free and clear of all mortgages, liens (statutory or otherwise), security interests, claims, pledges, licenses, equities, options, conditional sales contracts, assessments, levies, easements, covenants, reservations, restrictions, rights-of-way, exceptions, limitations, charges, encroachments, or encumbrances of any nature whatsoever (collectively, "Liens") except those described in Schedule 3.20(a) and, in the case of real property, (i) Liens for taxes not yet due or which are being contested in good faith by appropriate proceedings (and which have been sufficiently accrued or reserved against in the Recent Balance Sheet), (ii) municipal and zoning ordinances and easements for public utilities, none of which interfere with or prohibit the use of the property as currently utilized or the transferability thereof and (iii) other minor encumbrances which do not, individually or in the aggregate, interfere with the use of the property as currently utilized or the transferability thereof.

          (b) Condition. Except as set forth in Schedule 3.20(c), all property and assets owned or utilized by CMS are in good operating condition and repair (normal wear and tear excepted), free from any defects (except such minor defects as do not interfere with the use thereof in the conduct of the normal operations of CMS), have been maintained in the ordinary course and are sufficient in all material respects to carry on the business of CMS as conducted during the preceding 12 months. Except as set forth in Schedule 3.20(c), all buildings, plants and other structures owned or otherwise utilized by CMS are in good condition and repair (normal wear and tear excepted) and have no material structural defects or material defects affecting the plumbing, electrical, sewerage, or heating, ventilating or air conditioning systems.

          (c) Real Property. Schedule 3.20(c) describes all real property owned, used or occupied by CMS (the "Real Property"). There are now in full force and effect duly issued certificates of occupancy permitting the Real Property and improvements located thereon to be

                            STOCK PURCHASE AGREEMENT
legally used and occupied as the same are now constituted and in no case is the use thereof a non-conforming use under applicable zoning ordinances. All of the Real Property has permanent rights of access to dedicated public highways. Each parcel of the Real Property constitutes one or more separate parcels for real estate taxation, and each such tax parcel does not include any real estate not part of the Real Property. To the Knowledge of West Bend and CMS, no fact or condition exists which would prohibit or adversely affect the ordinary rights of access to and from the Real Property from and to the existing highways and roads and there is no pending or threatened restriction or denial, governmental or otherwise, upon such ingress and egress. There is not any (i) claim of adverse possession or prescriptive rights involving any of the Real Property, (ii) structure located on any Real Property which encroaches on or over the boundaries of neighboring or adjacent properties or (iii) structure of any other party which encroaches on or over the boundaries of any of such Real Property, and all parcels of the Real Property have legally created or subdivided, and are legally conforming, lots, except for any incidences of the matters described in the preceding clauses (i), (ii) and (iii) which do not, individually or in the aggregate, interfere with the use of any of the Real Property as currently utilized or the transferability thereof. None of the Real Property is located in a flood plain, flood hazard area, wetland or lakeshore erosion area within the meaning of any Law. No public improvements have been commenced, and to the Knowledge of West Bend and CMS, none are planned, which may result in special assessments against or otherwise materially adversely affect any Real Property. No portion of any of the Real Property has been used as a landfill or for storage or landfill of hazardous or toxic materials. Except as set forth in
Schedule 3.20(c), neither CMS nor West Bend has notice or Knowledge of any (i) planned or proposed increase in assessed valuations of any Real Property or the plants, buildings or other structures or improvements located thereon, (ii) Order requiring repair, alteration, or correction of any existing condition affecting any Real Property or the plants, buildings or other structures, systems or improvements located thereat, (iii) condition or defect which would give rise to an order of the sort referred to in "(ii)" above, (iv) underground storage tanks, or any structural, mechanical, or other defects of material significance affecting any Real Property or the plants, buildings or other structures, systems or improvements located thereat (including inadequacy for normal use of mechanical systems or disposal or water systems at or serving the Real Property), or (v) work that has been done or labor or materials that has or have been furnished to any Real Property during the period of six (6) months immediately preceding the date of this Agreement for which liens could be filed against any of the Real Property. There is no rent or other amount payable by CMS under any lease for any of the Real Property past due.

          (d) No Condemnation or Expropriation. Neither the whole nor any portion of the property or any other assets of CMS is subject to any Order to be sold or is being condemned, expropriated or otherwise taken by any Government Entity with or without payment of compensation therefor, nor to the Knowledge of West Bend and CMS has any such condemnation, expropriation or taking been proposed.

     3.21 Assets Necessary to Business. CMS presently has and at the Closing will have good, valid and marketable title to, or a valid leasehold interest in, property and assets (including Trade Rights, as defined in Section 3.30 of this Agreement) sufficient in all material respects to carry on the business of CMS as presently conducted.

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

     3.22 Insurance. Set forth in Schedule 3.22 is a complete and accurate list and description of all policies of property, commercial general liability, workers compensation and employer's liability, health, errors and omissions, professional liability and other forms of insurance or bonds (including fidelity and fiduciary bonds) presently in effect with respect to the business and properties of CMS (the "Policies"), true and correct copies of which have heretofore been delivered to BCBS. Schedule 3.22 includes the carrier, the description of coverage, the limits of coverage, retention or deductible amounts, amount of annual premiums, date of expiration and the date through which premiums have been paid with respect to each of the Policies, and any pending claims in excess of $25,000.00. All of the Policies are valid, outstanding and enforceable; and none of the Policies (nor any previous Policy) provides for or is subject to any currently enforceable retroactive rate or premium adjustment, loss sharing arrangement or other actual or contingent liability arising wholly or partially out of events arising prior to the date hereof. The Policies are sufficient in all material respects for compliance by CMS with all requirements of Law and with the requirements of all material contracts to which CMS is a party. Schedule 3.22 indicates each Policy as to which (a) the coverage limit has been reached or (b) the total incurred losses to date equal 50% or more of the coverage limit. No notice of cancellation or termination has been received with respect to any Policy, and to the Knowledge of West Bend and CMS, there has been no act or omission of CMS which can reasonably be expected to result in cancellation of any of the Policies prior to its scheduled expiration date. There is no claim by CMS pending under any of the Policies as to which coverage has been denied, disputed, or to the Knowledge of West Bend and CMS, questioned by the underwriters of any of the Policies, and to the Knowledge of West Bend and CMS, there is no basis for denial of any claim under any Policy. CMS has not received any written notice from or on behalf of any insurance carrier issuing any Policy that insurance rates therefor will hereafter be substantially increased (except to the extent that insurance rates may be increased for all similarly situated risks) or that there will hereafter be a cancellation or an increase in a deductible (or an increase in premiums in order to maintain an existing deductible) or nonrenewal of any Policy. CMS has not been refused any insurance with respect to any aspect of the operations of the business nor has its coverage been limited by any insurance carrier to which it has applied for insurance or with which it has carried insurance during the last three years. CMS has duly and timely made all claims it has been entitled to make under each Policy. Since January 22, 1980, all general commercial liability maintained by or for the benefit of CMS have been "occurrence" policies and not "claims made" policies.

     3.23 Contracts and Commitments.

          (a) Real Property Leases. Except as set forth in Schedule 3.23(a), CMS has no leases of real property.

          (b) Personal Property Leases. Except as set forth in Schedule 3.23(b), CMS has no leases of personal property involving consideration or other expenditure in excess of $10,000.00 or involving performance over a period of more than 6 months.

          (c) Contracts With Employees and Others. Except as set forth in Schedules 3.23(c) and 3.29(a), CMS has no agreement, understanding, contract, commitment or other arrangement (whether written or oral) with any director, officer, employee or other agent that (i) is not cancelable by CMS on notice of not longer than 30 days without liability, penalty or

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                            STOCK PURCHASE AGREEMENT
premium of any nature or kind whatsoever or (ii) contains any severance or termination pay, liabilities or obligations, or any bonus, vacation, deferred compensation, stock purchase, stock option, profit sharing, pension, retirement or other employee benefit plans. Schedule 3.23(c) contains the name of each CMS employee and other agent and his or her current rate of pay.

          (d) Insider Arrangements. No present officer, director, employee or other agent of CMS (i) owns, directly or indirectly, in whole or in part, any of the properties used in the businesses of CMS, (ii) has received a loan or advance from CMS which is currently outstanding, (iii) has any other business relationship with CMS other than in his or her capacity as an officer, director, employee or agent. No present officer, director, employee or agent of CMS owns, in whole or in part, directly or indirectly, any interest in excess of five percent (5%) in, or controls, or is an employee, agent, officer, director, or partner of, or participant in, or consultant to, any corporation, association, partnership, limited partnership, joint venture, or other entity which is a client or competitor of CMS.

          (e) Exclusivity Arrangements. CMS is not a party to any exclusive contract or partnership, joint venture or alliance agreement in favor of third parties.

          (f) Powers of Attorney. CMS has not given a power of attorney, which is currently in effect, to any person, firm or corporation for any purpose whatsoever.

          (g) Collective Bargaining Agreements. CMS is not a party to any collective bargaining agreements with any unions, guilds, shop committees or other collective bargaining groups.

          (h) Loan Agreements. Except as set forth in Schedule 3.23(h), CMS is not obligated under any loan agreement, promissory note, letter of credit, or other evidence of indebtedness as a signatory, guarantor or otherwise.

          (i) Guarantees. Except as disclosed on Schedule 3.23(i), CMS has not guaranteed the payment or performance of any person, firm or corporation, agreed to indemnify any person or act as a surety, or otherwise agreed to be contingently or secondarily liable for the obligations of any person.

          (j) Contracts Subject to Renegotiation. CMS is not a party to any contract with a Government Entity which is subject to renegotiation.

          (k) Burdensome or Restrictive Agreements. CMS has a reasonable belief that it is not a party to nor is it bound by any agreement, deed, lease or other instrument which is so burdensome as to materially affect or impair the operation of CMS. Without limiting the generality of the foregoing, except for the "Timeshare Agreement" described in the first item listed on Schedule 3.30, CMS is not a party to nor is it bound by any agreement requiring CMS to assign any interest in any trade secret or proprietary information, or prohibiting or restricting CMS from competing in any business or geographical area or soliciting customers or otherwise restricting it from carrying on its business anywhere in the world.

     3.24 Other Material Contracts. CMS has no lease, contract or commitment of any nature involving consideration or other expenditure in excess of $10,000.00, or involving

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                            STOCK PURCHASE AGREEMENT
performance over a period of more than 6 months, or which is otherwise individually material to the operations of CMS, except as described in Schedules 3.20(c), 3.23(b), 3.23(h), 3.23(i) or 3.24 and except for contracts pursuant to which CMS provides claim processing or third party administrative services.

     3.25 Customer Contracts.

          (a) Claim/TPA Services Contracts. Except as set forth in Schedule 3.25(a), all contracts and agreements pursuant to which CMS provides claim processing or third party administrative services are substantially similar to the form attached hereto as Exhibit A to this Agreement. Except as set forth in
Schedule 3.25(a), none of such contracts or agreements expressly imposes a fiduciary status on CMS, including fiduciary status under ERISA (as defined in Section 3.29 of this Agreement). Except as set forth in Schedule 3.25(a), or where failure to do so would not have a material adverse effect on CMS, CMS has processed all claims under each contract or agreement (whether oral or written) with respect to which CMS performs claims processing or third party administrative services in accordance with the terms contained (or in the case of oral contracts and agreements, agreed to) therein.

          (b) Stop Loss Polices/Reinsurance Agreements. To the Knowledge of West Bend and CMS, any and all insurance policies, including life, disability, stop loss and "reinsurance" policies, solicited, sold, negotiated or produced by CMS, and the form and rates therefore, have been filed and approved by all applicable Government Entities.

          (c) Performance Guarantees. CMS is not subject to any performance guarantee except as set forth in Schedule 3.25(c). CMS is not, and to the Knowledge of West Bend and CMS there is no reasonable basis for which it could be asserted that, CMS is in default under any performance guarantee contained in any agreement to which it is a party. Any such default by CMS during the past 5 years is set forth on Schedule 3.25(c). Any amount owed by CMS for the breach of any such performance guarantee has been paid.

          (d) Prescription Drug Program Provider. Since the inception of CMS' relationship with Systemed, L.L.C. (a subsidiary of Merck-Medco Managed Care, L.L.C.) ("Systemed"), no agreement between CMS and any third party providing "PBM Services" (as defined in that certain Integrated Prescription Drug Program Master Agreement, entered into as of August 1, 2001, between Systemed and CMS (the "Systemed PBM Agreement")), including any agreement between CMS and The F. Dohmen Co., a Wisconsin corporation d/b/a RESTAT, or WHP Health Initiatives, Inc., an Illinois corporation d/b/a Walgreens Health Initiatives (or their respective affiliates), nor CMS' performance thereunder, constitutes a violation or breach by CMS of any agreement between CMS and Systemed, including the Systemed PBM Agreement.

     3.26 No Default. CMS is not in default under any lease, contract or commitment, nor has any event or omission occurred which through the passage of time or the giving of notice, or both, would constitute a default thereunder or cause the acceleration of any of CMS' obligations or result in the creation of any Lien on any of the assets owned, used or occupied by CMS. To the Knowledge of West Bend and CMS, no third party is in default under any lease, contract or commitment to which CMS is a party, nor to the Knowledge of West Bend and CMS, has any

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                            STOCK PURCHASE AGREEMENT
event or omission occurred which, through the passage of time or the giving of notice, or both, would constitute a default thereunder or give rise to an automatic termination, or the right of discretionary termination, thereof.

     3.27 Affiliates' Relationships to CMS.

          (a) Contracts With Affiliates. All leases, contracts, agreements, understandings and other arrangements or commitments (whether written or oral) between CMS and any Affiliate are described on Schedule 3.27(a).

          (b) No Adverse Interests. No Affiliate has any direct or indirect interest in (i) any entity which does business with CMS or is competitive with CMS' business, or (ii) any property, asset or right which is used by CMS in the conduct of its business.

          (c) Obligations. All obligations of any Affiliate to CMS, and all obligations of CMS to any Affiliate, are listed on Schedule 3.27(c).

     3.28 Labor Matters. Within the last five years CMS has not experienced any labor disputes or disturbances, union organization attempts or any work stoppage due to labor disagreements in connection with its business. Except to the extent set forth in Schedule 3.28, (a) CMS is in material compliance with all applicable Laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and to the Knowledge of West Bend and CMS, CMS is not engaged in any unfair labor practice; (b) there is no unfair labor practice charge or complaint against CMS pending or, to the Knowledge of West Bend and CMS, threatened; (c) there is no labor strike, dispute, request for representation, slowdown or stoppage actually pending or, to the Knowledge of West Bend and CMS, threatened against or affecting CMS; (d) no question concerning representation has been raised or, to the Knowledge of West Bend and CMS, is threatened respecting the employees of CMS; and (e) there are no administrative charges or court complaints against CMS concerning alleged employment discrimination or other employment related matters pending or, to the Knowledge of West Bend and CMS, threatened before the U.S. Equal Employment Opportunity Commission or any Government Entity. CMS has made all required payments to its unemployment compensation reserve accounts with the appropriate governmental departments of the states where it is required to maintain such accounts, and each of such accounts has a positive balance. CMS has delivered to BCBS copies of all reports of CMS for the past five (5) years required under the federal Occupational Safety and Health Act of 1970, as amended, and under all other applicable health and safety laws and regulations. The deficiencies, if any, noted on such reports have been corrected.

     3.29 Employee Benefit Plans.

          (a) Disclosure. Schedule 3.29(a) sets forth all pension, thrift, savings, profit sharing, retirement, incentive bonus or other bonus, medical, dental, life, accident insurance, benefit, employee welfare, disability, group insurance, stock purchase, stock option, stock appreciation, stock bonus, executive or deferred compensation, hospitalization and other similar fringe or employee benefit plans, programs and arrangements, and any employment or consulting contracts, "golden parachutes," collective bargaining agreements, severance agreements or plans,

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                            STOCK PURCHASE AGREEMENT
vacation and sick leave plans, programs, arrangements and policies, including all "employee benefit plans" (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), all employee manuals, and all written or binding oral statements of policies, practices or understandings relating to employment, which are provided to, for the benefit of, or relate to, any persons employed by CMS ("CMS Employees"), any persons formerly employed by CMS, any current or former director of CMS, or any dependents or beneficiaries of any of the foregoing persons. The items described in the foregoing sentence are referred to herein collectively as "Employee Plans/Agreements," and each individually as an "Employee Plan/Agreement."
Schedule 3.29(a) identifies the plan sponsor of each Employee Plan/Agreement. No Employee Plan/Agreement is a "multiemployer plan" (as defined in Section 4001 of ERISA), and CMS has never contributed nor been obligated to contribute to any such multiemployer plan.

          (b) Terminations, Proceedings, Penalties, etc. With respect to each employee benefit plan (including the Employee Plans/Agreements) that is subject to the provisions of Title IV of ERISA and with respect to which CMS or any of its assets may, directly or indirectly, be subject to any Claim, contingent or otherwise, or the imposition of any Lien (whether by reason of the complete or partial termination of any such plan, the funded status of any such plan, any "complete withdrawal" (as defined in Section 4203 of ERISA) or "partial withdrawal" (as defined in Section 4205 of ERISA) by any person from any such plan, or otherwise):

               (i) No such plan has been terminated so as to subject, directly or indirectly, any assets of CMS to any liability, contingent or otherwise, or the imposition of any lien under Title IV of ERISA;

               (ii) No proceeding has been initiated or, to the Knowledge of West Bend and CMS, threatened by any person (including the Pension Benefit Guaranty Corporation ("PBGC")) to terminate any such plan;

               (iii) No condition or event currently exists or currently is expected to occur that could subject, directly or indirectly, any assets of CMS to any liability, contingent or otherwise, or the imposition of any lien under Title IV of ERISA, whether to the PBGC or to any other person or otherwise on account of the termination of any such plan;

               (iv) If any such plan were to be terminated after the Closing Date, no assets of CMS would be subject, directly or indirectly, to any liability, contingent or otherwise, or the imposition of any lien under Title IV of ERISA;

               (v) No "reportable event" (as defined in Section 4043 of ERISA) has occurred with respect to any such plan;

               (vi) No such plan which is subject to Section 302 of ERISA or
Section 412 of the Code has incurred any "accumulated funding deficiency" (as defined in Section 302 of ERISA and Section 412 of the Code, respectively), whether or not waived; and

               (vii) No such plan is a multiemployer plan or a plan described in
Section 4064 of ERISA.

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                            STOCK PURCHASE AGREEMENT

          (c) Prohibited Transactions, etc. There have been no "prohibited transactions" within the meaning of Section 406 or 407 of ERISA or Section 4975 of the Code for which a statutory or administrative exemption does not exist with respect to any Employee Plan/Agreement, and no event or omission has occurred in connection with which CMS or any of its assets or any Employee Plan/Agreement, directly or indirectly, would be subject to any liability under ERISA, the Code or any other Law or Order applicable to any Employee Plan/Agreement, or under any agreement, instrument, Law or Order pursuant to or under which CMS has agreed to indemnify or is required to indemnify any person against liability incurred under any such Law or Order.

          (d) Controlled Group; Affiliated Service Group; Leased Employees. Other than West Bend, CMS is not and never has been a member of a controlled group of corporations as defined in Section 414(b) of the Code or in common control with any unincorporated trade or business as determined under Section 414(c) of the Code. CMS is not and never has been a member of an "affiliated service group" within the meaning of Section 414(m) of the Code. There are not and never have been any leased employees within the meaning of Section 414(n) of the Code who perform services for CMS, and no individuals are expected to become leased employees with the passage of time.

          (e) Payments and Compliance. With respect to each Employee Plan/Agreement, (i) for the three month period prior to the Closing, CMS has continued to timely pay claims under each Employee Plan/Agreement that is an "employee welfare benefit plan" (as defined in Section 3(1) of ERISA) in the ordinary course and consistent with past practices, (ii) all payments due from CMS to date have been made and all amounts properly accrued to date as liabilities of CMS which have not been paid have been properly recorded on the books of CMS and are reflected in the Recent Balance Sheet; (iii) CMS has complied with, and each such Employee Plan/Agreement conforms in form and operation to, all applicable Laws, including ERISA and the Code, in all respects and all reports and information relating to such Employee Plan/Agreement required to be filed with any governmental entity have been timely filed; (iv) each Employee Plan/Agreement has been administered at all times in accordance with its terms; (v) each Employee Plan/Agreement that is sponsored by CMS and that is subject to ERISA reserves to CMS the right to amend or terminate the Employee Plan/Agreement at any time; (vi) all reports and information relating to each such Employee Plan/Agreement required to be disclosed or provided to participants or their beneficiaries have been timely disclosed or provided;
(vii) each such Employee Plan/Agreement which is intended to qualify under
Section 401 of the Code has received a favorable determination letter from the Internal Revenue Service with respect to such qualification and that covers the "GUST" Amendments, its related trust has been determined to be exempt from taxation under Section 501(a) of the Code (or is a prototype or volume submitter for whom the applicable remedial amendment has not yet expired), and to the Knowledge of West Bend and CMS, nothing has occurred since the date of such letter that has or is likely to adversely affect such qualification or exemption; (viii) there are no actions, suits or claims pending (other than routine claims for benefits) or, to the Knowledge of West Bend and CMS, threatened with respect to such Employee Plan/Agreement or against the assets of such Employee Plan/Agreement; (ix) no Employee Plan/Agreement is the subject of any Order of any Government Entity; and (x) no Employee Plan/Agreement is a plan which is established and maintained outside the United States primarily for the benefit of individuals substantially all of whom are nonresident aliens.

                            STOCK PURCHASE AGREEMENT

          (f) Post-Retirement Benefits. No Employee Plan/Agreement provides benefits, including death or medical benefits (whether or not insured) with respect to current or former CMS employees beyond their retirement or other termination of service other than (i) coverage mandated by applicable law, (ii) death or retirement benefits under any Employee Plan/Agreement that is an "employee pension benefit plan" (as defined in Section 3(2) of ERISA), (iii) deferred compensation benefits accrued as liabilities on the books of CMS (including the Recent Balance Sheet), (iv) disability benefits under any Employee Plan/Agreement that is an employee welfare benefit plan and which have been fully provided for by insurance or otherwise, (v) benefits in the nature of severance pay or (vi) retiree medical benefits pursuant to the health plan covering CMS Employees.

          (g) No Triggering of Obligations. The consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee of CMS to severance pay, unemployment compensation or any other payment, except as expressly provided in this Agreement, (ii) except as set forth in Section 6.9 of this Agreement, accelerate the time of payment or vesting, or increase the amount of compensation due to any such employee or former employee or (iii) result in any prohibited transaction described in
Section 406 of ERISA or Section 4975 of the Code for which an exemption is not available.

          (h) Delivery of Documents. There has been delivered to BCBS, with respect to each Employee Plan/Agreement, true and correct copies of:

               (i) Each Employee Plan/Agreement and any amendments made thereto;

               (ii) The annual report, if required under ERISA, with respect to each such Employee Plan/Agreement for the last two years;

               (iii) The summary plan description, together with each summary of material modifications, required under ERISA with respect to such Employee Plan/Agreement, and all material employee communications relating to such Employee Plan/Agreement;

               (iv) If the Employee Plan/Agreement is funded through a trust or any third party funding vehicle (including an insurance policy), a copy of the trust or other funding agreement and the latest financial statements thereof; and

               (v) The most recent determination letter received from the Internal Revenue Service with respect to each Employee Plan/Agreement that is intended to be a "qualified plan" under Section 401 of the Code.

With respect to each Employee Plan/Agreement for which an annual report has been filed and delivered to BCBS pursuant to clause (ii) of this Section (h), no material adverse change has occurred with respect to the matters covered by the latest such annual report since the date thereof.

          (i) Future Commitments. CMS has no announced plan or legally binding commitment to create any additional Employee Plans/Agreements or to amend or modify any existing Employee Plan/Agreement.

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                            STOCK PURCHASE AGREEMENT

     3.30 Trade Rights. Schedule 3.30 lists all Trade Rights (as defined below) in which CMS has any interest, specifying whether such Trade Rights are owned, controlled, used or held (under license or otherwise) by CMS, and also indicating which of such Trade Rights are registered. All Trade Rights shown as registered in Schedule 3.30 have been properly registered, all pending registrations and applications have been properly made and filed and all annuity, maintenance, renewal and other fees relating to registrations or applications are current. No officer, director or employee of CMS has an ownership or other interest in any of the Trade Rights. CMS is not infringing and has not infringed any Trade Rights of another in the operation of the business of CMS, nor, to the Knowledge of West Bend and CMS, is any other person infringing the Trade Rights of CMS. Except as set forth in Schedule 3.30, CMS has not granted any license or made any assignment of any Trade Right listed on
Schedule 3.30, nor does CMS pay any royalties or other consideration for the right to use any Trade Rights of others. To the Knowledge of West Bend and CMS, there is no Litigation pending or threatened to challenge CMS' right, title and interest with respect to its continued use and right to preclude others from using any Trade Rights of CMS. All Trade Rights of CMS are valid and enforceable, and CMS has taken all reasonably required action to ensure the enforceability of the Trade Rights, including all such action under trade secret Laws. As used herein, the term "Trade Rights" shall mean and include: (i) all trademark rights, business identifiers, trade dress, service marks, trade names and brand names, all registrations thereof and applications therefor and all goodwill associated with the foregoing; (ii) all copyrights, copyright registrations and copyright applications, and all other rights associated with the foregoing and the underlying works of authorship; (iii) all patents and patent applications, and all international proprietary rights associated therewith; (iv) all contracts or agreements granting any right, title, license or privilege under the intellectual property rights of any third party (other than non-exclusive licenses for generally available software); (v) all inventions, know-how, discoveries, improvements, designs, trade secrets, shop and royalty rights, employee covenants and agreements respecting intellectual property and non-competition and all other types of intellectual property or proprietary information; and (vi) all claims for infringement or breach of any of the foregoing.

     3.31 Proprietary Information of Third Parties. No third party has claimed or has any legal grounds to claim that any person employed by or affiliated with CMS has: (a) violated or may be violating any of the material terms or conditions of his or her employment, non-competition, or non-disclosure agreement with such third party or (b) disclosed or may be disclosing or utilized or may be utilizing any Trade Rights (including trade secrets) or documentation of such third party in violation of law or in breach of any agreement. To the Knowledge of West Bend and CMS, no third party has requested information from West Bend or CMS that suggests that such a claim might be contemplated. No person employed by or affiliated with CMS has employed or proposes to employ any trade secret or any information or documentation proprietary to any former employer in violation of such former employer's legal or contractual rights, and no person employed by or affiliated with CMS has violated any confidential relationship which such person may have had with any third party in connection with the development or sale of any product or proposed product or the development or sale of any service or proposed service of CMS, and West Bend and CMS have no reason to believe there will be any such violation. None of the execution, delivery or performance of this Agreement, or the carrying on of the business of CMS by any officer, director, or key employee or affiliated person of CMS, or the conduct of the businesses of CMS, will result in a material

                            STOCK PURCHASE AGREEMENT
breach of the terms, conditions, or provisions of, or constitute a default under, any material contract, covenant, or instrument under which any such person is obligated.

     3.32 Major Customers. Schedule 3.32 contains a list of the 30 largest customers of CMS and all coalitions to which CMS has provided services for the entire 2001 fiscal year and the current fiscal year through November 30, 2002 (both determined on the basis of the total dollar amount of sales) showing the total dollar amount of sales to each such customer and coalition during each such year or portion thereof. To the Knowledge of West Bend and CMS, except as set forth on Schedule 3.32, there are no customers listed on Schedule 3.32 that will not continue to be customers of the business of CMS after the Closing at substantially the same level of purchases as heretofore.

     3.33 Bank Accounts. Schedule 3.33 sets forth the names and locations of all banks, trust companies, savings and loan associations and other financial institutions at which CMS maintains a safe deposit box, lock box or checking, savings, custodial or other account of any nature, the type and number of each such account and the signatories therefore, a description of any compensating balance arrangements, and the names of all persons authorized to draw thereon, make withdrawals therefrom or have access thereto.

     3.34 No Brokers or Finders. Neither West Bend nor CMS, nor any of their respective directors, officers, employees or agents, have retained, employed or used any broker or finder in connection with the transactions provided for herein or in connection with the negotiation thereof, except for the agreement with McLellan Consulting (who has been paid in full).

     3.35 Disclosure. No representation or warranty by CMS and/or West Bend in this Agreement or in any certificate executed and delivered by CMS or West Bend pursuant to Section 2.2 of this Agreement contains any untrue statement of material fact or omits a material fact necessary to make the statements contained therein not misleading. Every certificate, schedule, document or exhibit provided to BCBS by or on behalf of CMS or West Bend in connection with this Agreement or the transactions contemplated herein is a true and correct copy.

4.   REPRESENTATIONS AND WARRANTIES OF BCBS

     BCBS makes the following representations and warranties to West Bend, each of which is true and correct on the date hereof, shall be unaffected by any investigation heretofore or hereafter made by West Bend or any knowledge of West Bend, and shall survive the Closing for the applicable time period specified herein.

4.1  Corporate.

          (a) Organization. BCBS is a stock insurance corporation validly existing and in good standing under the laws of the State of Wisconsin.

          (b) Corporate Power. BCBS has all requisite corporate power to enter into, execute and deliver this Agreement and the other agreements, instruments and documents contemplated hereby which are to be executed by BCBS (the "BCBS Ancillary Instruments"), and to carry out the transactions contemplated hereby and thereby.

                            STOCK PURCHASE AGREEMENT

     4.2 Authority. The execution and delivery of this Agreement and the BCBS Ancillary Instruments, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by the board of directors of BCBS, no other or further corporate act or proceeding on the part of BCBS or its shareholder is necessary therefore.

     4.3 Validity. This Agreement has been duly and validly executed and delivered by BCBS and is, and when executed and delivered each BCBS Ancillary Instrument will be, the legal, valid and binding obligation of BCBS, enforceable against BCBS in accordance with its terms, except as such may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors' rights generally, and by general equitable principles.

     4.4 AMS Shares. BCBS has, and at Closing West Bend will receive, good and marketable title to the AMS Shares, free and clear of all Liens (as defined in Section 3.20) including voting trusts or agreements and proxies. BCBS is not an "affiliate" of AMS, as defined in Section (a)(1) of Rule 144 under the Securities Act of 1933, as amended (the "Securities Act"); the AMS Shares will not be "restricted securities" in the hands of West Bend, as defined in Section
(a)(3) of Rule 144 under the Securities Act; and assuming West Bend is not an "affiliate" of AMS after the Closing, there will be no restrictions, under the Securities Act, on the unregistered sale of the AMS Shares by West Bend based upon the status of the AMS Shares immediately prior to the Closing. The sale of the AMS Shares contemplated in this Agreement is exempt from registration under the Securities Act and applicable state securities Laws. BCBS has no Knowledge of any information that if publicly known would have a material adverse effect on the value of the AMS Shares.

     4.5 No Brokers or Finders. Neither BCBS nor any of its directors, officers, employees or agents have retained, employed or used any broker or finder in connection with the transaction provided for herein or in connection with the negotiation thereof.

     4.6 Disclosure. No representation or warranty by BCBS in this Agreement, nor any statement, certificate, schedule, document or exhibit hereto furnished or to be furnished by or on behalf of BCBS pursuant to this Agreement or in connection with transactions contemplated hereby, contains or shall contain any untrue statement of material fact or omits or shall omit a material fact necessary to make the statements contained therein not misleading.

5.   TAX COVENANTS

     5.1 Tax Periods Ending on or Before the Closing Date. Between the effective date of this Agreement and the Closing Date, West Bend shall file, or cause CMS to file, on a timely basis all Tax Returns that are required to be filed by CMS prior to the Closing Date. BCBS shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for CMS for all periods ending on or prior to the Closing Date which are filed after the Closing Date (other than income (or franchise) Tax Returns with respect to periods for which a consolidated, unitary or combined income (or franchise) Tax Return of West Bend will include the operations of CMS). West Bend shall reimburse BCBS for Taxes of CMS with respect to such periods within thirty (30) days after payment by BCBS or CMS of such Taxes to the extent such Taxes are not reflected in the reserve for tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) shown on the face of the Closing

                            STOCK PURCHASE AGREEMENT

Balance Sheet. CMS shall pay the tax liabilities reflected on the Closing Date Balance Sheet, to the extent of the tax reserve. Such Tax Returns shall be prepared on a basis consistent with Tax Returns prepared for prior taxable periods, except as otherwise required by law or regulation. At least fifteen
(15) days prior to filing such Tax Returns, BCBS shall provide West Bend with a copy of such Tax Returns for West Bend's review and comment.

     5.2 Tax Periods Beginning Before and Ending After the Closing Date. BCBS shall prepare or cause to be prepared and file or cause to be filed any Tax Returns of CMS for Tax periods which begin before the Closing Date and end after the Closing Date. Such Tax Returns shall be prepared on a basis consistent with Tax Returns prepared for prior taxable periods, except as otherwise required by Law. At least fifteen (15) days prior to filing such Tax Returns, BCBS shall provide West Bend with a copy of such Tax Return for West Bend's review and comment. West Bend shall pay to BCBS within thirty (30) days after the date on which Taxes are paid with respect to such periods an amount equal to the portion of such Taxes which relates to the portion of such taxable period ending on the Closing Date to the extent such Taxes are not reflected in the reserve for tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) shown on the face of the Closing Balance Sheet. CMS shall pay the balance of such taxes. For purposes of this Section, in the case of any Taxes that are imposed on a periodic basis and are payable for a Tax period that includes (but does not end on) the Closing Date, the portion of such Tax which relates to the portion of such Tax period ending on the Closing Date shall (i) in the case of any Taxes other than Taxes based upon or related to income or receipts, be deemed to be the amount of such Tax for the entire Tax period multiplied by a fraction the numerator of which is the number of days in the Tax period ending on and including the Closing Date and the denominator of which is the number of days in the entire Tax period, and
(ii) in the case of any Tax based upon or related to income or receipts be deemed equal to the amount which would be payable if the relevant Tax period ended on the Closing Date. Any credits relating to a Tax period that begins before and ends after the Closing Date shall be taken into account as though the relevant Tax period ended on the Closing Date. All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with prior practice of CMS.

     5.3 Consolidated Returns for Periods Through the Closing Date. West Bend will include the income of CMS (including any deferred income triggered into income by Reg. ss. 1.1502-13 and Reg. ss. 1.1502-14 and any excess loss accounts taken into income under Reg. ss. 1.1502-19) on the West Bend consolidated federal (and state) income (or franchise) Tax Returns for all periods through and including the Closing Date and pay any Taxes attributable to such income (subject to CMS' tax reserve payment as described in Section 5.1). CMS will furnish Tax information to West Bend for inclusion in West Bend's federal (and state) consolidated (or combined) income Tax Return for the period which includes the Closing Date in accordance with CMS' past custom and practice. West Bend will allow BCBS an opportunity to review and comment upon such Tax Returns (including any amended returns) to the extent that they relate to CMS. West Bend will take no position on such returns that relate to CMS that would adversely affect CMS after the Closing Date. The income of CMS will be apportioned to the period up to and including the Closing Date and the period after the Closing Date by closing the books of CMS as of the end of the Closing Date.

     5.4 Cooperation on Tax Matters.

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                            STOCK PURCHASE AGREEMENT

          (a) Returns and Records. BCBS, CMS and West Bend shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Section 5 and any audit, appeal, hearing, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party's request) the provision of records and information which are reasonably relevant to any such audit, appeal, hearing, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. CMS and West Bend agree (a) to retain all books and records with respect to Tax matters pertinent to CMS relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by BCBS or West Bend, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (b) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, CMS or West Bend, as the case may be, shall allow the other party to take possession of such books and records.

          (b) Audits. West Bend will allow CMS and their respective counsel to participate in any audits of West Bend's consolidated federal income (and franchise) Tax Returns to the extent that such returns relate to CMS. West Bend will not settle any such audit in a manner which would adversely affect CMS after the Closing Date without the prior written consent of BCBS.

          (c) Reduction of Taxes. BCBS and West Bend further agree, upon request, to use their best efforts to obtain any certificate or other document from any Government Entity or any other person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

     5.5 Tax Sharing Agreement. All Tax sharing agreements or similar agreements with respect to or involving CMS are hereby terminated (with respect to CMS) as of the Closing Date, and after the Closing Date, (i) CMS shall not be bound thereby or have any liability thereunder and (ii) any such Tax sharing agreement shall have no further effect (with respect to CMS) for any Tax year (whether the current year, a future year, or a past year).

     5.6 Taxes of Other Persons. West Bend agrees to indemnify BCBS from and against the entirety of any Adverse Consequences (as defined below) BCBS may suffer resulting from, arising out of, relating to, in the nature of, or caused by any Claim (as defined in Section 9.1 of this Agreement) of CMS for Taxes of any person other than CMS (i) under Reg. ss. 1.1502-6 (or any similar provision of state, local or foreign law), (ii) as a transferee or successor, (iii) by contract, or (iv) otherwise. "Adverse Consequences" means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, liabilities, obligations, Taxes, liens, losses, expenses and fees, including court costs and reasonable attorneys' fees and expenses.

     5.7 Carrybacks. West Bend will immediately pay to BCBS any Tax refund including interest (or reduction in Tax liability) resulting from a carryback of a post-acquisition Tax attribute of CMS into the West Bend consolidated (or combined) Tax Return, when such refund

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                            STOCK PURCHASE AGREEMENT
or reduction is realized by the West Bend group. West Bend will cooperate with BCBS and CMS in obtaining such refunds (or reduction in tax liability), including through the filing of amended Tax Returns or refund claims; provided, however, that West Bend shall not make such payment to BCBS to the extent West Bend could otherwise offset such income (to which such carryback was applied) with West Bend's own credit or net operating or capital loss pursuant to normal consolidated return and other applicable rules. West Bend shall cooperate with BCBS and CMS in obtaining such refunds (or reduction in tax liability), including through the filing of amended Tax Returns or refund claims.

     5.8 Retention of Carryovers. West Bend will not elect to retain any net operating loss carryovers or capital loss carryovers of CMS under Treasury Regulation ss. 1.1502-20(g). At West Bend's request, BCBS will cause CMS to join with West Bend in filing any necessary elections under Reg. ss. 1.1502-20(g).

     5.9 Section 338(h)(10) Election.

          (a) Election. At BCBS' option, West Bend will join with BCBS in making an election under Section 338(h)(10) of the Code (and any corresponding elections under state, local, or foreign tax Law) (collectively a "Section 338(h)(10) Election") with respect to the purchase and sale of the Shares hereunder. BCBS will prepare at its expense the forms and schedules (including without limitation Internal Revenue Service Form 8023) and take whatever other steps necessary to effect the Section 338(h)(10) Elections. West Bend will pay any Tax attributable to the making of the Section 338(h)(10) Election and will indemnify BCBS and CMS against any Adverse Consequences arising out of any failure to pay such Tax. West Bend will also pay any state, local, or foreign Tax (and indemnify BCBS and CMS against any Adverse Consequences arising out of any failure to pay such Tax) attributable to an election under state, local, or foreign law similar to the election available under Section 338(g) of the Code (or which results from the making of an election under Section 338(g) of the Code) with respect to the purchase and sale of the stock of CMS hereunder; provided, however, that West Bend's obligations to pay any such Tax and indemnify BCBS and CMS against any such Adverse Consequences are subject to the condition that BCBS shall not make any such election in any such state, local or foreign Tax jurisdiction unless a Section 338(h)(10) Election (or substantial equivalent) is not available in such jurisdiction.

          (b) Allocation of Purchase Price. In the event one or more Section 338(h)(10) Elections are made, the parties hereto agree that the Purchase Price and the liabilities of CMS (plus other relevant items) will be allocated to the assets of CMS for all purposes (including Tax and financial accounting purposes). Within the sixty (60) day period after the Closing, West Bend and BCBS shall use their best efforts to agree upon such allocation. If West Bend and BCBS are unable to agree, each in its sole discretion, on such allocation within such sixty (60) day period, West Bend and BCBS shall attempt in good faith to resolve their differences within an additional fifteen (15) days. If West Bend and BCBS are still unable to agree on such an allocation after the expiration of such fifteen (15) day period, then Ernst and Young, LLP, or such other reputable accounting firm as may be agreed by West Bend and BCBS, shall determine such allocation in accordance with generally accepted accounting principles. The allocation so determined shall be conclusive and binding on West Bend and BCBS. BCBS, CMS and West Bend will file all Tax Returns (including amended returns and claims for refund) and information

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                            STOCK PURCHASE AGREEMENT
reports in a manner consistent with such allocation. The parties shall exchange mutually acceptable IRS forms (and any equivalent state, local, and foreign Tax forms) reflecting such allocations which are to be filed with the IRS and/or any applicable state, local, or foreign Tax authority.

6.   COVENANTS OF WEST BEND AND CMS

     6.1 Employment and Noncompetition Agreements. At the Closing, West Bend shall cause Thomas P. Casper, William R. Merholtz, Carolyn M. O'Hearn and Sherri
L. Hauser to execute and deliver to CMS employment and noncompetition agreements that are satisfactory in form and substance to BCBS, in its sole discretion (the "Employment Agreements").

     6.2 Noncompetition; Confidentiality. Subject to the Closing, and as an inducement to BCBS to execute this Agreement and complete the transactions contemplated hereby, and in order to preserve the goodwill associated with the business of CMS being acquired pursuant to this Agreement, and in addition to and not in limitation of any covenants contained in any agreement executed and delivered pursuant to Section 6.1 hereof, West Bend hereby covenants and agrees as follows:

          (a) Covenant Not to Compete. For a period of five (5) years from the Closing Date, neither West Bend nor any of its subsidiaries will directly or indirectly:

               (i) Engage or participate in, continue in or carry on any business which competes with all or any portion of the CMS Business, including purchasing, acquiring, merging with or into, owning or controlling any financial interest in any corporation, partnership, mutual insurance or holding company, firm, joint venture or other form of business organization (collectively, "Business Entity") which competes with the CMS Business;

               (ii) Advertise or endorse any third party's products or services if such products or services compete with any products or services sold in the CMS Business; or consult, advise, or loan money or render any other form of financial assistance to or engage in any form of business transaction on other than an arm's length basis with, whether or not for consideration, any third party with respect to any portion of such third party's business that competes with the CMS Business; provided, however, that nothing contained in this Section 6.2(a)(ii) shall be construed to prevent West Bend from rendering any financial assistance to any of its independent insurance agents or agencies;

               (iii) Actively encourage any CMS employee as of the date hereof to terminate his or her employment relationship with CMS and enter into an employment relationship with West Bend or any of its subsidiaries; or

               (iv) Engage in any practice the purpose of which is to evade the provisions of this covenant not to compete or to commit any intentional act with a purpose of adversely affecting the business of CMS;

provided, however, that the foregoing shall not prohibit the (a) ownership of securities of corporations which are listed on a national securities exchange or traded in the national over-the-counter market in an amount which shall not exceed 5% of the outstanding shares of

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                            STOCK PURCHASE AGREEMENT
any such corporation or (b) purchase or acquisition by West Bend of, or the merger by West Bend with, any Business Entity that derived no more than 25% of its consolidated global revenue in the year prior to such purchase, acquisition or merger from any activity (whether carried on by such Business Entity or any subsidiary or affiliate thereof) that violates any of the foregoing provisions of this Section 6.2(a) (if such activity were being carried on by West Bend), if within twelve (12) calendar months after the consummation of any such purchase, acquisition or merger, West Bend or such Business Entity divests or otherwise terminates such activity in a manner that will result in West Bend no longer being in violation of this Section 6.2(a) (interpreted without regard to the foregoing exception). The parties agree that the geographic scope of this covenant not to compete shall extend to the entire State of Wisconsin. The parties agree that BCBS may sell, assign or otherwise transfer this covenant not to compete, in whole or in part, to any person, corporation, firm or entity that purchases all or part of the business of CMS. In the event a court of competent jurisdiction determines that the provisions of this covenant not to compete are excessively broad as to duration, geographical scope or activity, it is expressly agreed that this covenant not to compete shall be construed so that the remaining provisions shall not be affected, but shall remain in full force and effect, and any such over broad provisions shall be deemed, without further action on the part of any person, to be modified, amended and/or limited, but only to the extent necessary to render the same valid and enforceable in such jurisdiction.

          (b) Covenant of Confidentiality. Neither West Bend nor any of its subsidiaries, employees or other agents shall at any time subsequent to the Closing, except as otherwise permitted in writing, (i) use for any purpose, (ii) disclose to any person, or (iii) keep or make copies of documents, tapes, discs or programs containing, any confidential information concerning CMS. For purposes hereof, "confidential information" shall mean and include all Trade Rights in which CMS has an interest, all customer lists and customer information, and all other information concerning CMS' processes, equipment, products, services, marketing and sales methods, not previously disclosed to the public directly by CMS. Notwithstanding the foregoing, nothing contained in this Agreement shall prevent the disclosure of any of the following types of information: (i) information which becomes generally available to the public other than as a result of disclosure by West Bend; or (ii) information which is disclosed to West Bend in good faith by a third party who is not under any obligation of confidence to BCBS at the time the third party discloses the information to West Bend. In addition, nothing contained in this Agreement shall be deemed to prevent (i) the use, disclosure and (at its own cost) copying by West Bend of CMS financial information to the extent required in connection with West Bend's tax and other regulatory reporting activities after the Closing or
(ii) the disclosure by West Bend of any information that is required to be disclosed under any applicable Law or Order.

          (c) Equitable Relief for Violations. West Bend agrees that the provisions and restrictions contained in this Section 6.2 are necessary to protect the legitimate continuing interests of BCBS in acquiring the Shares, and that any violation or breach of these provisions will result in irreparable injury to BCBS for which a remedy at law would be inadequate and that, in addition to any relief at law which may be available to BCBS for such violation or breach and regardless of any other provision contained in this Agreement, BCBS shall be entitled to injunctive and other equitable relief as a court may grant after considering the intent of this Section 6.2.

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                            STOCK PURCHASE AGREEMENT

     6.3 Access to Information and Records. From the date hereof until the Closing, West Bend shall cause CMS to give BCBS, its counsel, accountants and other representatives (a) access during normal business hours to all of the properties, books, records, contracts and documents of CMS for the purpose of such inspection, investigation and testing as BCBS deems appropriate (and CMS shall furnish or cause to be furnished to BCBS and its representatives all information with respect to the business and affairs of CMS as BCBS may request); (b) access to employees, agents and representatives of CMS for the purposes of such meetings and communications as BCBS reasonably desires; and (c) with the prior consent of CMS in each instance (which consent shall not be unreasonably withheld), access to vendors, customers and others having business dealings with CMS.

     6.4 Conduct of Business Pending the Closing. From the date hereof until the Closing, except as otherwise approved in writing by BCBS or as otherwise contemplated by the terms of this Agreement, West Bend and CMS covenant as follows, and West Bend shall cause each of the following to occur:

          (a) No Changes. CMS will carry on its business diligently and in the same manner as heretofore and will not make or institute any changes in its methods of purchase, sale, management, accounting or operation.

          (b) Maintain Organization. West Bend and CMS will take such action as may be reasonably necessary to maintain, preserve, renew and keep in favor and effect the existence, rights and franchises of CMS and will use their respective best efforts to preserve the business organization of CMS intact, to keep available to CMS the present officers and employees, and to preserve for CMS its present relationships with suppliers and customers and others having business relationships with CMS.

          (c) No Breach. Neither West Bend nor CMS will take or cause any action, or omit any act, which can reasonably be expected to cause a breach of any material contract, commitment or obligation, or any breach of any representation, warranty, covenant or agreement made by CMS and/or West Bend herein, or which would have required disclosure on Schedule 3.11 had it occurred prior to the date of this Agreement.

          (d) No Material Contracts or Termination. No contract or commitment will be entered into, and no sale of services will be made, by or on behalf of CMS, except contracts, commitments, purchases or sales which are in the ordinary course of business and consistent with past practice, are not material to CMS (individually or in the aggregate) and would not have been required to be disclosed in the Disclosure Schedule had they been in existence on the date of this Agreement. CMS will not terminate or modify any material contract to which it is a party.

          (e) No Corporate Changes. Neither West Bend nor CMS shall amend the Articles of Incorporation or Bylaws of CMS or make any changes in the authorized or issued capital stock of CMS.

          (f) No Transfer of Shares. CMS shall not directly or indirectly redeem, purchase or otherwise acquire the Shares, or any portion thereof, and shall not issue any capital

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                            STOCK PURCHASE AGREEMENT
stock of CMS. West Bend shall not transfer or attempt to transfer any of the Shares except to BCBS pursuant hereto, and CMS shall refuse to accept any certificates for Shares to be transferred or otherwise allow such transfers to occur upon its books.

          (g) Maintenance of Property. CMS shall use, operate, maintain and repair all of its property in a normal business manner consistent with the past practices of CMS.

          (h) Indebtedness. CMS shall not create any indebtedness, other than short term indebtedness incurred in the usual and ordinary course of business consistent with past practices pursuant to existing contracts disclosed in the Disclosure Schedule.

          (i) Capital Expenditures. Except for salary and other compensation expenditures, CMS will not make any capital expenditures or commitments in excess of $10,000.00 in the aggregate for additions to property or equipment or agree to make any expenditure or commitment.

          (j) No Increases in Compensation. CMS will not grant any material increase in the salary or rates of pay of any director, officer, employee or other agent of CMS, or by any means otherwise increase by any amount the benefits or compensation of any director, officer, employee or other agent of CMS.

          (k) Maintenance of Insurance. West Bend and CMS shall maintain all of the insurance in effect as of the date hereof under which CMS is covered, and CMS shall procure such additional insurance as shall be reasonably requested by BCBS.

          (l) Interim Financials. CMS will provide BCBS with interim monthly financial statements and other management reports as and when they are available.

          (m) No Negotiations. Neither West Bend nor CMS will directly or indirectly (through a representative or otherwise) solicit or furnish any information to any prospective buyer, commence, or conduct presently ongoing, negotiations with any other party or enter into any agreement with any other party concerning the sale of CMS, CMS' assets or business or any part thereof or any equity securities of CMS (an "acquisition proposal"), and CMS and West Bend shall immediately advise BCBS of the receipt of any acquisition proposal. (n)

     6.5 Dana as an Additional Insured. Prior to the Closing, CMS shall cause Dana Corporation to be added as an additional insured to CMS' Third Party Administrator Professional Liability Insurance Policy in a form and manner reasonably satisfactory to BCBS.

     6.6 NHS Medical Management Agreement. Prior to the Closing, CMS shall enter into an amendment to that certain Medical Management Agreement between CMS and National Health Services, Inc. ("NHS"), a Wisconsin corporation, in a form and manner satisfactory to BCBS, in its sole discretion (such amendment referred to herein as the "NHS Amendment").

     6.7 West Bend Services Agreement. Prior to the Closing, CMS and West Bend shall enter into an amendment to that certain Third Party Administration Agreement between West Bend Mutual Insurance Company and CMS, in a form and manner satisfactory to BCBS and West Bend that provides for (i) a 3 year term,
(ii) a fee to CMS for services rendered of $14 per

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                            STOCK PURCHASE AGREEMENT
employee per month plus $2.65 per employee per month for medical management services, and (iii) an increase in such fees of 5% per year for the second and third years of such term (such amendment referred to herein as the "West Bend Services Agreement").

     6.8 General Releases. At the Closing, West Bend shall deliver a general release to BCBS, in form and substance satisfactory to BCBS and its counsel, releasing CMS and the directors, officers, agents and employees of CMS from all claims arising prior to the Closing (subject to certain exceptions agreed to by the parties and set forth therein). Such release shall also contain a waiver of any right of contribution or other recourse against CMS with respect to representations, warranties or covenants made herein by CMS.

     6.9 Employment and Benefit Matters.

          (a) Deferred Compensation Plans. West Bend hereby assumes, and shall indemnify CMS and BCBS and its affiliates from and against, any and every Claim (as defined in Section 9.1 of this Agreement), including payment, funding and administration liabilities, costs and expenses, under, arising out of or in connection with the West Bend Mutual Insurance Company Supplemental Executive Retirement Plan, the Claim Management Services, Inc./Casper-Murphy Agency, Inc. Phantom Stock Plan (and any associated "grant agreement," as defined therein), the West Bend Mutual Insurance Company Non Qualified Deferred Compensation Agreement, any other deferred compensation agreements, plans or arrangements covering or applicable to any CMS employees, or any trust or other funding agreement, arrangement or vehicle established in connection with any of the foregoing (the "Deferred Compensation Arrangements"). Any termination of the Deferred Compensation Arrangements shall be made by West Bend without any cost to, or Claim against, CMS. West Bend hereby forever releases and discharges CMS from any and every Claim asserted by or possible of assertion by West Bend under, or that arises from or relates in any manner, directly or indirectly, to the Deferred Compensation Arrangements.

          (b) Retirement Plans. With the exception of outstanding contributions for the 2002 calendar year, West Bend shall, effective as of the Closing, at its own cost and without any Claim against or cost to CMS, (i) cause CMS to terminate its participation in the West Bend Mutual Insurance Company Employee Savings Plan and the West Bend Mutual Insurance Company Pension Plan (the "Retirement Plans") and (ii) ensure that all CMS employees are 100% vested in their accrued benefits under the Retirement Plans, in a form and manner reasonably satisfactory to BCBS (evidence of such termination and vesting referred to herein as the "Retirement Plan Termination"). Effective as of the Closing, West Bend hereby assumes, and shall indemnify CMS and BCBS and its affiliates from and against, any and every Claim (as defined in Section 9.1 of this Agreement), including payment, funding and administration liabilities, costs and expenses, under, arising out of or in connection with the Retirement Plans or any trust or other funding agreement, arrangement or vehicle established in connection therewith. West Bend hereby forever releases and discharges CMS from any and every Claim asserted by or possible of assertion by West Bend under, or that arises from or relates in any manner, directly or indirectly, to the Retirement Plans or any trust or other funding agreement, arrangement or vehicle established in connection therewith.

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                            STOCK PURCHASE AGREEMENT

     6.10 West Bend Property Options. For the consideration provided in this Agreement, from the Closing through December 31, 2004, CMS shall have the option to sell to West Bend the property located at 100 North 6th Avenue, West Bend, Wisconsin, as more fully described in Schedule 3.20(c) (the "West Bend Property"). Said option shall be exercisable by BCBS providing written notice to West Bend thereof prior to January 1, 2005. Within thirty (30) days of the exercise of such option, CMS shall convey to West Bend by quitclaim deed, and West Bend shall purchase from CMS, the West Bend Property (on an "as is basis") at a price equal to $294,410.00, adjusted as provided below (the "Option Price"). West Bend shall pay such price to BCBS within thirty (30) days of the exercise of such option by wire transfer of immediately available funds to an account designated by BCBS. BCBS shall cause CMS to maintain the West Bend Property in accordance with CMS' past practices from the Closing through December 31, 2004, or the date of such sale, if earlier; provided, however, that BCBS and CMS shall have no obligation to make any extraordinary repairs (other than those covered by insurance) to the West Bend Property prior to such sale, including any repairs listed on Schedule 3.20(c), and subject to the prior approval of West Bend, the cost of any extraordinary repairs (other than those covered by insurance) made by BCBS or CMS prior to such sale shall be added to and be a part of the Option Price to be paid by West Bend to BCBS.

     6.11 Access to Property. BCBS agrees that for a period of 180 days after the Closing, West Bend and its employees, agents and contractors shall have reasonable access to the Real Property and license to go upon the Real Property for the limited purpose of conducting surveys and environmental inspections or tests (including, without limitation, soil borings, environmental audits, excavation and engineering). West Bend shall not permit any liens to attach to any portion of the Real Property by reason of such activities. To the extent that West Bend disturbs the surface or subsurface of any portion of the Real Property in connection with the foregoing, such shall be restored to substantially its previous condition at the sole cost of West Bend.

     6.12 Insurance. After closing, BCBS shall maintain professional liability insurance coverage, on a claims-made basis, with limits of liability and coverage substantially similar to that provided by CMS' Third Party Administrators Professional Liability Insurance Policy in force as of the Closing. Alternatively, BCBS may satisfy this requirement by purchasing a 12-month extended reporting period, on the basis provided in CMS' Third Party Administrators Professional Liability Insurance Policy. Provided, always, that with the written consent of West Bend, which shall not be unreasonably withheld, BCBS shall no longer be obligated to maintain such coverage (or to purchase the extended reporting period). BCBS acknowledges receiving the Third Party Administrators Professional Liability Insurance Policy in force and effect on the Closing Date.

7.   CONDITIONS PRECEDENT TO BCBS' OBLIGATIONS

          Each and every obligation of BCBS to be performed on the Closing Date shall be subject to the satisfaction prior to or at the Closing of each of the following conditions:

     7.1 Representations and Warranties True of the Closing Date. Each of the representations and warranties made by West Bend and CMS in this Agreement, the CMS Ancillary Instruments and the West Bend Ancillary Instruments (including the Disclosure Schedule) shall be true and correct in all respects when made and shall be true and correct in all

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                            STOCK PURCHASE AGREEMENT
respects at and as of the Closing Date as though such representations, warranties and statements were made or given on and as of the Closing Date, except for any changes permitted by the terms of this Agreement or consented to in writing by BCBS.

     7.2 Compliance With Agreement. West Bend and CMS shall have performed and complied with all of their agreements and obligations under this Agreement which are to be performed or complied with by them prior to or at the Closing, including the delivery of the closing documents specified in Section 2.1.

     7.3 Absence of Litigation. No Litigation shall have been commenced or threatened, and no investigation by any Government Entity shall have been commenced, against BCBS, CMS or any of the affiliates, officers or directors of any of them, with respect to the transactions contemplated hereby.

     7.4 Consents and Approvals. All approvals, consents and waivers that are required to effect the transactions contemplated hereby, including the Consents, shall have been received, and executed counterparts thereof shall have been delivered to BCBS not less than two business days prior to the Closing.

     7.5 Employment Agreements. BCBS shall have received the Employment Agreements referred to in Section 6.1, duly executed by the persons referred to in such Section.

     7.6 NHS Amendment. BCBS shall have received the NHS Amendment duly executed by CMS and NHS.

     7.7 West Bend Services Agreement. BCBS shall have received the West Bend Services Agreement duly executed by West Bend and CMS.

     7.8 Bank Consent. Cobalt Corporation shall have obtained the consent of M&I Marshall & Ilsley Bank ("M&I") for the purchase and sale of the Shares, as provided in this Agreement, pursuant to the terms of that certain Loan Agreement between M&I and Cobalt Corporation, dated August 7, 2002.

8.   CONDITIONS PRECEDENT TO WEST BEND'S and CMS' OBLIGATIONS

          Each and every obligation of West Bend and CMS to be performed on the Closing Date shall be subject to the satisfaction prior to or at the Closing of the following conditions:

     8.1 Representations and Warranties True on the Closing Date. Each of the representations and warranties made by BCBS in this Agreement and the BCBS Ancillary Instruments shall be true and correct in all respects when made and shall be true and correct in all respects at and as of the Closing Date as though such representations, warranties and statements were made or given on and as of the Closing Date.

     8.2 Compliance With Agreement. BCBS shall have performed and complied with all of BCBS' agreements and obligations under this Agreement which are to be performed or complied with by BCBS prior to or at the Closing, including the delivery of the closing documents specified in Section 2.3.

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                            STOCK PURCHASE AGREEMENT

     8.3 Absence of Litigation. No Litigation shall have been commenced or threatened, and no investigation by any Government Entity shall have been commenced, against BCBS, West Bend, CMS or any of the affiliates, officers or directors of any of them, with respect to the transactions contemplated hereby.

9.   INDEMNIFICATION

     9.1 By West Bend. Subject to the terms and conditions of this Section 9, West Bend hereby agrees to indemnify, defend and hold harmless BCBS, its directors, officers, employees and controlled and controlling persons (hereinafter "BCBS' Affiliates") and CMS from and against all Claims asserted against, resulting to, imposed upon, or incurred by BCBS, BCBS' Affiliates or CMS, directly or indirectly, by reason of, arising out of or resulting from the inaccuracy or breach of any representation, warranty or covenant (excluding covenants the performance of which are not in the control of West Bend at the time such performance is required) of West Bend or CMS contained in this Agreement or any of the CMS Ancillary Instruments or WB Ancillary Instruments (regardless of whether such breach is deemed material). As used in this Section 9, the term "Claim" shall include (a) all debts, liabilities and obligations;
(b) all losses, damages (including consequential damages), judgments, awards, settlements, costs, fees and expenses (including interest (including prejudgment interest in any litigated matter), penalties, court costs and reasonable attorneys' fees and expenses); and (c) all demands, claims, suits, actions, costs of investigation, causes of action, proceedings and assessments, of every kind and nature and in each case whether now known or now unknown, fixed, contingent or liquidated and whether or not ultimately determined to be valid.

     9.2 By BCBS. Subject to the terms and conditions of this Section 9, BCBS hereby agrees to indemnify, defend and hold harmless West Bend from and against all Claims asserted against, resulting to, imposed upon or incurred by West Bend, directly or indirectly, by reason of or resulting from the inaccuracy or breach of any representation, warranty or covenant of BCBS contained in this Agreement or any of the BCBS Ancillary Instruments (regardless of whether such breach is deemed material).

     9.3 Indemnification of Third-Party Claims. The obligations and liabilities of any party to indemnify any other under this Section 9 with respect to Claims relating to third parties shall be subject to the following terms and conditions:

          (a) Notice and Defense. The party or parties to be indemnified (whether one or more, the "Indemnified Party") will give the party from whom indemnification is sought (the "Indemnifying Party") written notice of any such Claim, and the Indemnifying Party will undertake the defense thereof by representatives chosen by it. Failure to give such notice shall not affect the Indemnifying Party's duty or obligations under this Section 9, except to the extent the Indemnifying Party is prejudiced thereby. So long as the Indemnifying Party is defending any such Claim actively and in good faith, the Indemnified Party shall not settle such Claim. The Indemnified Party shall make available to the Indemnifying Party or its representatives all records and other materials reasonably required by them and in the possession or under the control of the Indemnified Party, for the use of the Indemnifying Party and its representatives in defending any such Claim, and shall in other respects give reasonable cooperation in such defense.

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                            STOCK PURCHASE AGREEMENT

          (b) Failure to Defend. If the Indemnifying Party, within a reasonable time after notice of any such Claim, fails to defend such Claim actively and in good faith, the Indemnified Party will (upon further notice) have the right to undertake the defense, compromise or settlement of such Claim or consent to the entry of a judgment with respect to such Claim, on behalf of and for the account and risk of the Indemnifying Party, and the Indemnifying Party shall thereafter have no right to challenge the Indemnified Party's defense, compromise, settlement or consent to judgment therein.

          (c) Indemnified Party's Rights. Anything in this Section 9.3 to the contrary notwithstanding, (i) if there is a reasonable probability that a Claim may materially and adversely affect the Indemnified Party other than as a result of money damages or other money payments, the Indemnified Party shall have the right to defend, compromise or settle such Claim, and (ii) the Indemnifying Party shall not, without the written consent of the Indemnified Party, settle or compromise any Claim or consent to the entry of any judgment which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party of a release from all liability in respect of such Claim.

     9.4 Payment. The Indemnifying Party shall promptly pay the Indemnified Party any amount due under this Section 9, which payment may be accomplished in whole or in part, at the option of the Indemnified Party, by the Indemnified Party setting off any amount owed to the Indemnifying Party by the Indemnified Party. To the extent set-off is made by an Indemnified Party in satisfaction or partial satisfaction of an indemnity obligation under this Section 9 that is disputed by the Indemnifying Party, upon a subsequent determination by final judgment not subject to appeal that all or a portion of such indemnity obligation was not owed to the Indemnified Party, the Indemnified Party shall pay the Indemnifying Party the amount which was set off and not owed. Upon judgment, determination, settlement or compromise of any third party Claim, the Indemnifying Party shall pay promptly on behalf of the Indemnified Party, and/or to the Indemnified Party in reimbursement of any amount theretofore required to be paid by it, the amount so determined by judgment, determination, settlement or compromise and all other Claims of the Indemnified Party with respect thereto, unless in the case of a judgment an appeal is made from the judgment. If the Indemnifying Party desires to appeal from an adverse judgment, then the Indemnifying Party shall post and pay the cost of the security or bond to stay execution of the judgment pending appeal. Upon the payment in full by the Indemnifying Party of such amounts, the Indemnifying Party shall succeed to the rights of such Indemnified Party, to the extent not waived in settlement, against the third party who made such third party Claim.

     9.5 Indemnification for Environmental Matters. Without limiting the generality of the foregoing, West Bend agrees to indemnify, reimburse, hold harmless and defend BCBS, BCBS' affiliates and CMS for, from, and against all Claims asserted against, imposed on, or incurred by any such person, directly or indirectly, in connection with any pollution, threat to the environment, or exposure to, or manufacture, processing, distribution, use, treatment, generation, transport or handling, disposal, emission, discharge, storage or release of Waste that is related to CMS' or any previous owner's or operator's ownership, operation or occupancy of the properties and assets owned or used by CMS prior to the Closing, but only to the extent such Claims arise out of conditions or circumstances that existed, or were caused, prior to the Closing.

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                            STOCK PURCHASE AGREEMENT

     9.6 Limitations on Indemnification. Except for any willful or knowing breach or misrepresentation, as to which claims may be brought without limitation as to time or amount:

          (a) Time Limitation. No claim or action shall be brought under this
Section 9 for breach of a representation or warranty after the lapse of twenty-seven (27) months following the Closing. Regardless of the foregoing, however, or any other provision of this Agreement:

               (i) There shall be no time limitation on claims on actions brought for breach of any representation or warranty made by West Bend or CMS in
Section 3.1, 3.5 or 3.6, and West Bend hereby waives all applicable statutory limitation periods with respect thereto. There shall be no time limitation on claims or actions brought for breach of any representation or warranty made by BCBS in Section 4.1 or 4.2, and BCBS hereby waives all applicable statutory limitation periods with respect thereto.

               (ii) Any claim or action brought for breach of any representation or warranty made by West Bend in Section 3.9 or 3.29 may be brought at any time until the underlying tax obligation is barred by the applicable period of limitation under federal and state laws relating thereto (as such period may be extended by waiver). Any claim or action brought for breach of any representation or warranty made by West Bend in Section 3.15, 3.16, 3.17, 3.20(a), 3.20(c) or 3.27 may be brought at any time prior to the expiration of the applicable statute of limitation; provided, however, that any Claim under any of said Sections directly or indirectly asserted against, resulting to, imposed upon, or incurred by BCBS, BCBS' Affiliates or CMS shall, for purposes of this Section 9.6(a)(ii), constitute irrefutable proof that any applicable statue of limitation has not expired as of the date of such Claim.

               (iii) Any claim made by a party hereunder by filing a suit or action in a court of competent jurisdiction or a court reasonably believed to be of competent jurisdiction for breach of a representation or warranty prior to the termination of the survival period for such claim shall be preserved despite the subsequent termination of such survival period.

               (iv) If any act, omission, disclosure or failure to disclose shall form the basis for a claim for breach of more than one representation or warranty, and such claims have different periods of survival hereunder, the termination of the survival period of one claim shall not affect a party's right to make a claim based on the breach of representation or warranty still surviving.

          (b) Amount Limitation. Except with respect to claims for breaches of representations or warranties contained in Sections 3.1, 3.5, 3.6, 3.9, 3.16, 3.17, 3.20(a), 3.20(c), 3.27 and 3.29, and for Known Litigation Claims (as defined below), which are not subject to the limitations set forth in this sentence and which shall not count towards satisfying the Basket (as defined below), an Indemnified Party shall not be entitled to indemnification under this
Section 9 for breach of a representation or warranty unless the aggregate of the Indemnifying Party's indemnification obligations to the Indemnified Party pursuant to this Section 9 (determined for purposes of this calculation without regard to this Section 9.6(b)) exceeds $100,000.00 (the "Basket"); but in such event, the Indemnified Party shall be entitled to indemnification in full for all inaccuracies and breaches of representations, warranties and/or covenants. For purposes of this Agreement, "Known Litigation Claims" shall mean those Claims arising out of or in

                            STOCK PURCHASE AGREEMENT
connection with any of the first four (4) items listed on Schedule 3.13 or the third item listed on Schedule 3.12; provided, however, that any future revenue that is lost or forgone as the result of CMS settling the first of such items shall not be treated as a Claim hereunder. Notwithstanding anything to the contrary in this Agreement, (i) the total amount paid by West Bend under this
Section 9 in connection with breaches of Section 3.15 of this Agreement shall be subject to an aggregate cap or limit of $575,000.00 and (ii) the total amount paid to an Indemnified Party by an Indemnifying Party under this Section 9 (including Claims relating to breaches of Section 3.15) shall be subject to an aggregate cap or limit (the "Claim Cap") of (a) $15,300,000.00, minus (b) the Salvage Value, plus (c) the total of all capital contributions made by BCBS to CMS during the twelve (12) months preceding the Cap Limit Date (as defined below), minus (d) the total of all dividends made by CMS to BCBS during the twelve (12) months preceding the Cap Limit Date, plus (e) the aggregate Earn-Out Amount, if any, earned in 2003, 2004 and 2005; provided, however, in no event shall the Claim Cap exceed an amount equal to $17,300,000.00 plus the aggregate amount received by West Bend pursuant to Section 1.4 of this Agreement.

          (c) Amount Limitation Definitions. For purposes of this Agreement the terms set forth below shall have the following meanings:

               (i) The "Salvage Value" shall equal the amount by which the assets of CMS exceed the liabilities of CMS on the Cap Limit Date (determined on an accrual basis and excluding all pending Claims against CMS); provided, however, that in the event that CMS becomes insolvent, is adjudged bankrupt or is the subject of any bankruptcy petition, or the assets or property of CMS are subject to the authority of a receiver or a general assignment for the benefit of creditors, the "Salvage Value" shall equal the net value realized from the liquidation of CMS' assets.

               (ii) The "Cap Limit Date" shall be the day on which a Claim that causes the Claim Cap to be exceeded is incurred.

          (d) Scope Limitation. The parties agree that (i) West Bend and CMS make no representations or warranties to BCBS regarding Licenses except for those representations and warranties expressly set forth in Section 3.15 of this Agreement and (ii) any Claim relating to a breach of the representations and warranties set forth in Section 3.15 may not be characterized as a breach of any other section of this Agreement as to avoid the application of the $575,000.00 cap on amounts paid in connection with breaches of Section 3.15 or to preserve the amount otherwise available under such $575,000.00 cap.

          (e) No Waiver. The closing of the transactions contemplated by this Agreement shall not constitute a waiver by any party of its rights to indemnification hereunder, regardless of whether the party seeking indemnification has knowledge of the breach, violation or failure of condition constituting the basis of the Claim at or before the Closing, and regardless of whether such breach, violation or failure is deemed to be "material" for purposes of Section 10.2.

     9.7 EXCLUSIVE REMEDY. THE INDEMNIFICATION PROVISIONS CONTAINED IN THIS
SECTION 9 SHALL CONSTITUTE THE SOLE AND EXCLUSIVE RECOURSE AND REMEDY OF THE PARTIES HERETO FOR MONETARY DAMAGES

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                            STOCK PURCHASE AGREEMENT

WITH RESPECT TO MATTERS FOR WHICH INDEMNIFICATION IS PROVIDED IN THIS AGREEMENT. THE PROVISIONS OF THIS SECTION 9 WILL NOT RESTRICT THE RIGHT OF ANY PARTY TO SEEK SPECIFIC PERFORMANCE OF OTHER EQUITABLE REMEDIES IN CONNECTION WITH ANY BREACH OF ANY OF THE COVENANTS CONTAINED IN THIS AGREEMENT. EXCEPT FOR THE TERMINATION RIGHTS SET FORTH IN SECTION 10, EACH PARTY ACKNOWLEDGES THAT IT HAS NO RIGHTS TO RESCIND THIS AGREEMENT EITHER FOR BREACH OF CONTRACT OR FOR NEGLIGENCE OR INNOCENT MISREPRESENTATION. NOTWITHSTANDING ANY OTHER PROVISIONS OF THE AGREEMENT, THE PROVISIONS OF THIS SECTION 9.7 SHALL NOT APPLY TO EXCLUDE OR LIMIT THE LIABILITY OF ANY PARTY TO THE EXTENT THAT ANY CLAIM ARISES BY REASON OF ANY FRAUD OR FRAUDULENT MISREPRESENTATION OF ANOTHER PARTY HERETO.

     9.8 Minimizing Damages. Each party hereto agrees to use commercially reasonable efforts to minimize the amount of any Claim for which it may seek indemnification from the another party hereto pursuant to this Section 9, and to minimize the amount of such indemnification obligation by reasonably pursuing the maximum possible insurance recovery or recovery from other available sources with respect to such Claim and nothing herein will in any way diminish each party's common law duty to mitigate damages.

10.  TERMINATION

     10.1 Right of Termination Without Breach. This Agreement may be terminated without further liability of any party at any time prior to the Closing:

          (a) By mutual written agreement of BCBS and West Bend, or

          (b) By either BCBS or West Bend if the Closing shall not have occurred on or before December 31, 2002, provided the terminating party has not, through breach of a representation, warranty or covenant, prevented the Closing from occurring on or before such date.

     10.2 Termination for Breach.

          (a) Termination by BCBS. If (i) there has been a material violation or breach by West Bend or CMS of any of the agreements, representations or warranties contained in this Agreement which has not been waived in writing by BCBS, or (ii) there has been a failure of satisfaction of a condition to the obligations of BCBS which has not been so waived, or (iii) CMS or West Bend shall have attempted to terminate this Agreement under this Section 10 or otherwise without grounds to do so, then BCBS may, by written notice to West Bend at any time prior to the Closing that such violation, breach, failure or wrongful termination attempt is continuing, terminate this Agreement with the effect set forth in Section 10.2(b) hereof.

          (b) Termination by West Bend. If (i) there has been a material violation or breach by BCBS of any of the agreements, representations or warranties contained in this Agreement which has not been waived in writing by West Bend, or (ii) there has been a failure of satisfaction of a condition to the obligations of West Bend which has not been so waived, or (iii) BCBS shall have attempted to terminate this Agreement under this Section 10 or otherwise

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                            STOCK PURCHASE AGREEMENT
without grounds to do so, then West Bend may, by written notice to BCBS at any time prior to the Closing that such violation, breach, failure or wrongful termination attempt is continuing, terminate this Agreement with the effect set forth in Section 10.2(b) hereof.

          (c) Effect of Termination. Termination of this Agreement pursuant to this Section 10.2 shall not in any way terminate the rights and remedies of any party hereto against any other party which has violated, breached or failed to satisfy any of the representations, warranties, covenants, agreements, conditions or other provisions of this Agreement prior to termination hereof. Subject to the limitations set forth in Sections 9.6, 9.7 and 9.8 above, each party whose breach or violation has occurred prior to termination shall indemnify each other party for whose benefit such representation, warranty, covenant, agreement or other provision was made ("indemnified party") from and against all losses, damages (including consequential damages), costs and expenses (including interest (including prejudgment interest in any litigated matter), penalties, court costs, and attorneys fees and expenses) asserted against, resulting to, imposed upon, or incurred by the indemnified party, directly or indirectly, by reason of, arising out of or resulting from such breach or violation. Subject to the foregoing, the parties' obligations under
Section 11.10(a) of this Agreement shall survive termination.

11.  MISCELLANEOUS

     11.1 Disclosure Schedule. The Schedules required under this Agreement have been compiled and executed by West Bend, CMS and BCBS and dated and delivered to each other on the date of this Agreement (the "Disclosure Schedule"). The inclusion of any item in any Schedule shall not constitute an admission that a violation, right of termination, default, liability or other obligation of any kind exists with respect to such item, but rather is intended only to qualify certain representations and warranties in this Agreement and to set forth other information required by the Agreement. Also, the inclusion of any matter in any Schedule shall not constitute an admission as to its materiality as it relates to any provision of this Agreement. If a document or matter is listed in any Schedule, such listing shall suffice, without specific repetition and with or without cross-reference, as a response to any section of this Agreement if such response is apparent from such disclosure. The Schedules shall not vary, change or alter the language of the representations and warranties contained in the Agreement.

     11.2 Knowledge. Wherever used in this Agreement, the word "Knowledge" shall mean:

          (a) West Bend and CMS. With respect to West Bend and/or CMS, actual knowledge of Anthony J. Warren, Dale J. Kent, Larry G. Roth, Thomas P. Casper, William R. Merholtz, Marilyn J. Bortel, Joan M. Rousseau or any individual serving as a director of CMS immediately prior to the Closing Date, or knowledge that such individuals should have through due inquiry and reasonable review of materials and information accessible to them in the normal performance of their responsibilities for West Bend or CMS.

          (b) BCBS. With respect to BCBS, actual knowledge of Michael E. Bernstein or Gail L. Hanson, or knowledge that such individuals should have through due inquiry and reasonable review of materials and information accessible to them in the normal performance of their responsibilities for BCBS.

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                            STOCK PURCHASE AGREEMENT

     11.3 Further Assurance. From time to time, at a party's request and without further consideration, a party shall execute and deliver to the requesting party such documents and take such other action as the requesting party may reasonably request in order to consummate more effectively the transactions contemplated hereby.

     11.4 Disclosures and Announcements. Announcements concerning the transactions provided for in this Agreement by BCBS, CMS or West Bend shall be subject to the approval of the other parties in all essential respects, except that approval of West Bend or CMS shall not be required as to any statements and other information which BCBS may submit to the Securities and Exchange Commission, the New York Stock Exchange or BCBS' stockholders or be required to make pursuant to any rule or regulation of the Securities and Exchange Commission or the New York Stock Exchange, or otherwise required by law.

     11.5 Successors and Assigns; No Third Party Beneficiaries. This Agreement shall be binding upon, inure to the benefit of, and be enforceable by the respective successors and assigns of each of the parties hereto. Except as otherwise set forth herein, none of the parties hereto shall assign, transfer or convey all or any portion of this Agreement or their respective rights or obligations hereunder, either directly or indirectly, without the prior written consent of the other parties hereto. Nothing contained herein shall be deemed to confer upon any other person any right or remedy under or by reason of this Agreement. Notwithstanding the foregoing, BCBS may, without consent of any other party, cause one or more subsidiaries of BCBS to carry out all or part of the transactions contemplated hereby; provided, however, that BCBS shall, nevertheless, remain liable for all of its obligations, and those of any such subsidiary, to West Bend hereunder.

     11.6 Law Governing Agreement. This Agreement may not be modified or terminated orally, and shall be construed and interpreted according to the internal laws of the State of Wisconsin, excluding any choice of law rules that may direct the application of the laws of another jurisdiction. Each party to this Agreement hereby consents to personal jurisdiction over itself in state or federal court within Wisconsin.

     11.7 Severability. If any provision of this Agreement is held to be illegal, invalid, or unenforceable under any present or future law, and if the rights or obligations of any party under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid, or unenforceable provision or by its severance herefrom, and (d) in lieu of such illegal, invalid, or unenforceable provision, there will be added automatically as a part of this Agreement, a legal, valid, and enforceable provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible.

     11.8 Amendment and Modification. The parties hereto may amend, modify and supplement this Agreement in such manner as may be agreed upon by all of them in writing.

     11.9 Notice. All notices, requests, demands and other communications hereunder shall be given in writing and shall be: (a) personally delivered; (b) sent by facsimile transmission or

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                            STOCK PURCHASE AGREEMENT
other electronic means of transmitting written documents; or (c) sent to the parties at their respective addresses indicated herein by registered or certified U.S. mail, return receipt requested and postage prepaid, or by private overnight mail courier service. The respective addresses to be used for all such notices, demands or requests are as follows:

                    (a) If to BCBS, to:

                             Michael E. Bernstein
                             Blue Cross & Blue Shield United of Wisconsin
                             401 W. Michigan Street
                             Milwaukee, Wisconsin  53202
                             Facsimile:  (414) 785-7802
                             E-mail:  michael.bernstein@cobalt-corp.com

                             (with a copy to)

                             Kevin G. Fitzgerald
                             Foley & Lardner
                             777 East Wisconsin Avenue
                             Milwaukee, Wisconsin  53202
                             Facsimile: (414) 297-4900
                             E-mail:  kfitzgerald@foleylaw.com

or to such other person or address as BCBS shall furnish to West Bend in writing.

                    (b) If to West Bend, to:

                             Anthony J. Warren
                             West Bend Mutual Insurance Company
                             1900 South 18th Avenue
                             West Bend, Wisconsin  53095
                             Facsimile:  (262) 338-7293
                             E-mail:  awarren@wbmi.com

                             (with a copy to)

                             John Schliesmann
                             Reinhart Boerner Van Deuren SC
                             1000 North Water Street, #2100
                             Milwaukee, Wisconsin  53202
                             Facsimile:  (414) 298-8097
                             E-mail:  jschlies@reinhartlaw.com

or to such other person or address as West Bend shall furnish to BCBS in writing.

In addition, any notice to CMS given after Closing shall also be given in the same manner to BCBS.

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                            STOCK PURCHASE AGREEMENT

          If personally delivered, such communication shall be deemed delivered upon actual receipt; if electronically transmitted pursuant to this paragraph, such communication shall be deemed delivered the next business day after transmission (and sender shall bear the burden of proof of delivery); if sent by overnight courier pursuant to this paragraph, such communication shall be deemed delivered upon receipt; and if sent by U.S. mail pursuant to this paragraph, such communication shall be deemed delivered as of the date of delivery indicated on the receipt issued by the relevant postal service, or, if the addressee fails or refuses to accept delivery, as of the date of such failure or refusal. Any party to this Agreement may change its address for the purposes of this Agreement by giving notice thereof in accordance with this Section.

     11.10 Expenses. Regardless of whether or not the transactions contemplated hereby are consummated:

          (a) Expenses to be Paid by West Bend. West Bend shall pay, and shall indemnify, defend and hold BCBS and CMS harmless from and against, each of the following:

               (i) Transfer Taxes. Any sales, use, excise, transfer or other similar tax imposed with respect to the transfer of the Shares contemplated in this Agreement, and any interest or penalties related thereto.

               (ii) Professional Fees. All fees and expenses of West Bend and CMS' legal, accounting, investment banking and other professional counsel in connection with the negotiation, execution and delivery of this Agreement, the WB Ancillary Instruments and the CMS Ancillary Instruments.

          (b) Other. Except as otherwise provided herein, each of the parties hereto shall bear its own expenses and the expenses of its counsel and other agents in connection with the transactions contemplated hereby.

     11.11 Entire Agreement. This Agreement, the CMS Ancillary Instruments, the West Bend Ancillary Instruments, the BCBS Ancillary Instruments and the Disclosure Schedule embody the entire agreement among the parties hereto with respect to the transactions contemplated herein and therein, and there have been and are no agreements, representations or warranties between the parties other than those set forth or provided for herein or therein.

     11.12 Further Assurances. From time to time, each of the parties to this Agreement shall execute and deliver to the other parties hereto such documents and take such other actions as may be necessary or desirable, or as any of the other parties hereto may reasonably request, in order to carry out the terms of this Agreement and any other agreement or instrument contemplated hereunder.

     11.13 Counterparts and Facsimile Signatures. This Agreement and any of the CMS Ancillary Instruments, West Bend Ancillary Instruments or BCBS Ancillary Instruments may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery by facsimile transmission of executed copies of this Agreement and any of such Ancillary Instruments shall be sufficient for all purposes hereunder and thereunder; provided, however, that any party hereto that so

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                            STOCK PURCHASE AGREEMENT
delivers such documents and instruments shall, within two business days thereafter, deliver originally executed copies to the other parties hereto by private overnight mail courier service.

     11.14 Headings. The recitals and headings used in this Agreement have been inserted for convenience and do not constitute matter to be construed or interpreted in connection with this Agreement. Unless the context of this Agreement otherwise requires, (a) words of any gender will be deemed to include each other gender, (b) words using the singular or plural number will also include the plural or singular number, respectively, (c) the terms hereof, herein, hereby, and derivative or similar words will refer to this entire Agreement, (d) the conjunction "or" will denote any one or more, or any combination or all, of the specified items or matters involved in the respective list, (e) the words "including," "included" and "include" shall be deemed to be followed by the phrase "without limitation," wherever used in this Agreement, and (f) the word "duties" shall be deemed to include "obligations" and "responsibilities" wherever used in this Agreement.

     11.15 Glossary of Terms.

The following sets forth the location of definitions of capitalized terms defined in the body of this Agreement:

     "Adjusted Net Income Before Tax" - Section 1.4(a)

     "Adverse Consequences"- Section 5.6

     "Affiliate" - Section 3.11(h)

     "AMS Shares" - Section 1.2(b)

     "Average Price" - Section 1.2(b)

     "Basket" -  Section 9.6(b)

     "BCBS' Affiliates" - Section 9.1

     "BCBS Ancillary Instruments" - Section 4.1(b)

     "Business Entity" -  Section 6.2(a)(i)

     "Calculation Year" - Section 1.4(a)

     "Capital Contributions" - Section 1.4(b)(ii)

     "Cash" - Section 1.2(a)

     "Cap Limit Date" - Section 9.6(c)

     "CERCLA" - Section 3.16

     "Claim" - Section 9.1

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                            STOCK PURCHASE AGREEMENT

     "Claim Cap" - Section 9.6(b)

     "Closing Date" - Preamble to Section 2

     "Closing" - Preamble to Section 2

     "CMA" - Section 3.8

     "CMS Ancillary Instruments" - Section 3.1(b)

     "CMS Business" - Recitals

     "CMS Employees" - Section 3.29(a)

     "Code" - Section 3.9(e)

     "Consents" - Section 3.7

     "Deferred Compensation Arrangements" - Section 6.9(a)

     "Disclosure Schedule" - Section 11.1

     "Dividends" - Section 1.4(b)(iii)

     "Earn-Out Amount" - Section 1.4(a)

     "Employee Plans/Agreement(s)" - Section 3.29(a)

     "Employment Agreements" - Section 6.1

     "Environmental Laws" - Section 3.16

     "ERISA" - Section 3.29(a)

     "Estimated Closing Date Balance Sheet" - Section 2.1(a)

     "Estimated Net Worth" - Section 2.1(a)

     "Final Closing Balance Sheet" - Section 2.1(b)

     "Final Net Worth" - Section 2.1(d)

     "Government Entities" - Section 3.7

     "Indemnified Party" - Section 9.3(a)

     "Indemnifying Party" - Section 9.3(a)

     "Known Litigation Claims" " - Section 9.6(b)

                            STOCK PURCHASE AGREEMENT

     "Laws" - Section 3.7

     "Licenses" - Section 3.15

     "Liens" - Section 3.20(a)

     "Litigation" - Section 3.13

     "M&I" - Section 7.8

     "Medicare and Medicaid Laws" - Section 3.17

     "Minimum Net Worth" - Section 2.1(a)

     "NHS" - Section 6.6

     "NHS Amendment" - Section 6.6

     "Orders" - Section 3.7

     "PBGC" - Section 3.29(b)(ii)

     "Policies" - Section 3.22

     "PTO and Incentive Reserves" - Section 2.1(a)

     "Purchase Price" - Section 1.2

     "Real Property" - Section 3.20(c)

     "Recent Balance Sheet" - Section 3.8

     "Retirement Plan Termination" - Section 6.9(b)

     "Retirement Plans" - Section 6.9(b)

     "ROI Earnings" - Section 1.4(a)

     "Salvage Value" - Section 9.6(c)

     "Securities Act" - Section 4.4

     "Shares" - Section 3.5

     "Systemed" - Section 3.25(d)

     "Systemed PBM Agreement" - Section 3.25(d)

     "Tax Returns" - Section 3.9(b)

                            STOCK PURCHASE AGREEMENT

     "Taxes" - Section 3.9(a)

     "Trade Rights" - Section 3.30

     "Unadjusted Net Income Before Tax" - Section 1.4(a)

     "Value of AMS Shares" - Section 1.4(b)(i)

     "Waste" - Section 3.16

     "WB Ancillary Instruments" - Section 3.6(b)

     "West Bend Property" - Section 6.10

     "West Bend Services Agreement" - Section 6.7

Where any group or category of items or matters is defined collectively in the plural number, any item or matter within such definition may be referred to using such defined term in the singular number. Any reference to CMS in this Agreement or the Ancillary Instruments shall subsume and constitute a reference to CMA and its business operations, as appropriate, whether or not a reference to CMA or its business operations is expressly made.

                            STOCK PURCHASE AGREEMENT

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

                                   WEST BEND MUTUAL INSURANCE
                                   COMPANY


                                   By:  /s/Dale Kent
                                      ------------------------------
                                   Name: Dale Kent
                                         ---------------------------
                                   Title: CFO
                                          --------------------------


                                   CLAIM MANAGEMENT SERVICES, INC.


                                   By: /s/Thomas P. Casper
                                      ------------------------------
                                   Name: Thomas P. Casper
                                         ---------------------------
                                   Title: President
                                          --------------------------


                                   BLUE CROSS & BLUE SHIELD UNITED
                                   OF WISCONSIN


                                   By: /s/Gail L. Hanson
                                      ------------------------------
                                   Name: Gail L. Hanson
                                         ---------------------------
                                   Title: Sr. VP, Treasurer & CFO
                                          --------------------------

                            STOCK PURCHASE AGREEMENT

                                   Exhibit A
                                   ---------

                               Form TPA Agreement



The Form TPA Agreement which follows this page is incorporated herein by this reference.

                            STOCK PURCHASE AGREEMENT

                               Disclosure Schedule
                               -------------------

Schedule 3.2        -     Foreign Corporation Qualification
Schedule 3.4        -     Corporate Documents
Schedule 3.7        -     No Violation
Schedule 3.9(c)     -     Tax Audits
Schedule 3.9(d)     -     Consolidated Tax Returns
Schedule 3.9(e)     -     Tax, Other
Schedule 3.10       -     Accounts Receivable (Aged Schedule)
Schedule 3.11       -     Absence of Certain Changes
Schedule 3.12       -     Absence of Undisclosed Liabilities
Schedule 3.13       -     Litigation Matters
Schedule 3.14       -     Non-Compliance with Laws
Schedule 3.15       -     Licenses and Permits
Schedule 3.16       -     Environmental Matters (Exceptions to Representations)
Schedule 3.20(a)    -     Liens
Schedule 3.20(c)    -     Owned Real Property
Schedule 3.22       -     Insurance
Schedule 3.23(a)    -     Real Property Leases
Schedule 3.23(b)    -     Personal Property Leases
Schedule 3.23(c)    -     Contracts with Employees and Others
Schedule 3.23(h)    -     Loan Agreements
Schedule 3.23(i)    -     Guarantees
Schedule 3.24       -     Material Contracts
Schedule 3.25(a)    -     Claim/TPA Services Contracts
Schedule 3.25(c)    -     Performance Guarantees
Schedule 3.27(a)    -     Contracts with Affiliates
Schedule 3.27(c)    -     Obligations of and to Affiliates
Schedule 3.28       -     Labor Matters
Schedule 3.29(a)    -     Employee Plans/Agreements
Schedule 3.30       -     Trade Rights
Schedule 3.32       -     Major Customers
Schedule 3.33       -     Bank Accounts

                            STOCK PURCHASE AGREEMENT